Exhibit 10.17

LEASE AGREEMENT

between

CAMPUS 237 OWNER LLC,

as “Landlord”

and

CORSAIR GAMING, INC.,

as “Tenant”

Park Point Lease Form

i

INDEX OF DEFINED TERMS

Abated Rent	6	Expiration Date	5
Additional Rent	8	Extension Option	Exhibit D
Aesthetic Screening	Exhibit D	Extension Period	Exhibit D
Affiliate	31	FAA	Exhibit D
Alterations	16	Fair Market Base Rental	Exhibit D
Amenity Area	15	FCC	Exhibit D
Amenity Area Users	15	Fees	38
Approved Space Plan	Exhibit B	FF&E	Exhibit B
Audit Documents	10	Final Completion Items	Exhibit B
Award	26	Final Construction Documents	Exhibit B
Broker	40	Fitness Center	15
Building	4	Fitness Center Users	15
Building Signs	Exhibit D	Generator	Exhibit D
Building Systems	12	Generator Plans	Exhibit D
Business Days	21	Generator Test Times	Exhibit D
Business Hours	21	Handled by Tenant	13
CASp	4	Handling by Tenant	13
CGL	Schedule 1 to Exhibit B	Hazardous Materials	12
Changes	Exhibit B	HVAC System	12
Claims	22	Improvement Allowance	Exhibit B
Commencement Date	5	Interest Rate	33
Common Areas	4	Land	4
Communication Equipment	Exhibit D	Landlord	4
Communication Services	Exhibit D	Landlord Charging Stations	Exhibit D
Condemnation	26	Landlord Parties	14
Condemnor	26	Landlord’s Response Period	10
Construction Documents	Exhibit B	Laws	6
Contractor	Exhibit B	Lease	4
Control	31	License Agreement	Exhibit D
Controllable Operating Costs	10	Licensed Area	Exhibit D
Controls	20	Monument	Exhibit D
Cosmetic Changes	16	Mortgagee	36
Cost Pools	7	Non-Structural Component	19
Date of Condemnation	27	OFAC	40
Delivery Date	5	Operating Costs	6
Encumbrance	35	Outdoor Area	Exhibit D
Environmental Losses	13	Parking Facility	4
Environmental Requirements	13	Permits	Exhibit B
Event of Default	32	Permitted Hazardous Materials	13

ii

Permitted Transfer	30	Space Planner	Exhibit B
Permitted Transferee	30	Structural Elements	18
Permitted User	31	Taxes	8
Plans and Specifications	Exhibit D	Telecommunications Provider	21
Premises	4	Tenant	4
Premises Utilities	21	Tenant Improvements	15
Project	4	Tenant’s Audit Notice	10
Project Rules	39	Tenant’s Minimum Use and Maintenance Standard	18
Property Manager	23	Tenant’s Monument Sign	Exhibit D
Proposed Transferee	28	Tenant’s Parking Spaces	Exhibit D
Released Parties	15	Tenant’s Removal Obligations	Exhibit D
Rent	11	Tenant’s Share	8
Rental Tax	20	Tenant’s Taxes	20
Representatives	13	Term	5
Roof Space	Exhibit D	Test Fit Allowance	Exhibit B
Security Deposit	11	Trade Fixtures	18
Security System	38	Transfer	28
Security System Installation	39	Transfer Consideration	29
Service Failure	21	Transferee	28
SNDA	36	Unused Improvement Allowance	Exhibit B
Soft Costs	Exhibit B	Visitors	13
Space Plan	Exhibit B

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iii

BASIC LEASE INFORMATION

Lease Date:	April 27, 2021.

Landlord:	CAMPUS 237 OWNER LLC, a Delaware limited liability company

Tenant:	CORSAIR GAMING, INC., a Delaware corporation

Project:	Park Point

Building Address:	115 N McCarthy Boulevard, Milpitas CA 95035

Rentable Area of Project:	Approximately 471,877 rentable square feet

Rentable Area of Building:	115 N McCarthy Boulevard – 118,127 SF

Premises:	Floor:Entire Building Rentable Area: Approximately 118,127 rentable square feet

Term:	One hundred twenty-six (126) full calendar months (plus any partial month at the beginning of the Term)

Commencement Date:	March 1, 2022
Expiration Date:	The last day of the one hundred twenty-sixth (126th) full calendar month in the Term

Base Rent:	*Base Rent for the first twelve (12) full calendar months of the Term is subject to abatement pursuant to Section 3.1 of the Lease.

Maintenance, Operating Costs and Taxes:

This is a “triple net lease” where Tenant is responsible (a) for maintenance and for payment of certain expenses directly to providers, and (b) to reimburse Landlord for Tenant’s Share of “Operating Costs” and “Taxes”, all in accordance with the applicable provisions of the Lease.

Tenant’s Share:	Of Building: 100% Of Project: 25.03%

Security Deposit:	$472,669.50

Landlord’s Address for Payment of Rent:	Campus 237 Owner LLC c/o Embarcadero Realty Services LP 1301 Shoreway Road, Suite 250 Belmont, CA 94002

Business Hours:	8:00 a.m. – 6:00 p.m., Monday through Friday, excluding holidays

Landlord’s Address for Notices:

Campus 237 Owner LLC
c/o Embarcadero Realty Services LP
1301 Shoreway Road, #250
Belmont, California 94002

with a copy to:

Campus 237 Owner LLC
c/o Embarcadero Realty Services LP
1290 Oakmead Parkway, Suite 310
Sunnyvale, California 94085

and

Mr. Gregory B. Shean
Farella Braun + Martel LLP
The Russ Building, 30th Floor
235 Montgomery Street
San Francisco, CA 94104

and

Campus 237 Owner LLC

c/o PCCP LLC

10100 Santa Monica Boulevard, Suite 1000

Los Angeles, California 90067

Attn: Legal Notices

Tenant’s Address for Notices:	Prior to the Commencement Date: 47100 Bayside Parkway Fremont, CA 94538 After the Commencement Date: 115 N McCarthy Boulevard Milpitas, California 95035

Broker(s):	Newmark, Knight Frank representing Landlord and Newmark, Knight Frank and CBRE representing Tenant

Guarantor(s):	None

Property Manager:	Embarcadero Realty Services LP

Additional Provisions:	37.Parking 38.Electric Vehicle Charging Stations 39.Rooftop Communication Equipment 40.Generator 41.Extension Options 42.Monument Sign 43.Building Signs 44.Outdoor Area

Exhibits:

Exhibit A:The Premises

Exhibit B:Construction Rider

Exhibit C:Project Rules

Exhibit D:Additional Provisions

Exhibit E:Location of Monument Sign

Exhibit F:Form of Subordination, Non Disturbance and Attornment Agreement

The Basic Lease Information set forth above is part of the Lease.  In the event of any conflict between any provision in the Basic Lease Information and the Lease, the Lease shall control.

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THIS LEASE (the “Lease”) is made as of the Lease Date set forth in the Basic Lease Information, by and between the Landlord identified in the Basic Lease Information (“Landlord”), and the Tenant identified in the Basic Lease Information (“Tenant”).  Landlord and Tenant hereby agree as follows:

1.PREMISES.

1.1Leasing of the Premises.  Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, upon the terms and subject to the conditions of this Lease, the space identified in the Basic Lease Information as the Premises (the “Premises”), in the Building located at the address specified in the Basic Lease Information (the “Building”), in the Project as described in the Basic Lease Information (the “Project”). The approximate configuration and location of the Premises is shown on Exhibit A.  Landlord and Tenant agree that the rentable area of the Premises, the Building and the Project for all purposes under this Lease shall be the Rentable Areas specified in the Basic Lease Information.  Pursuant to Civil Code section 1938, Landlord states that, as of April 27, 2021, the Premises has not undergone inspection by a “Certified Access Specialist” (“CASp”) to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code section 55.53. Landlord hereby discloses pursuant to California Civil Code Section 1938 as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”  Landlord and Tenant hereby acknowledge and agree that in the event that Tenant elects to perform a CASp inspection of the Premises hereunder, such CASp inspection shall be performed at Tenant's sole cost and expense and Tenant shall be solely responsible for the cost of any repairs, upgrades, alterations and/or modifications to the Premises or the Building necessary to correct any such violations of construction-related accessibility standards identified by such CASp inspection as required by Laws, which repairs, upgrades, alterations and/or modifications may, at Landlord's option, be performed by Landlord at Tenant's expense, payable as Additional Rent within thirty (30) days following Landlord's demand.

1.2The Land and Common Areas.   The land (the “Land”) includes the parcel(s) of land on which the Project is situated. This Lease is or shall be subject and subordinate in all respects to the Second Amended and Restated Declaration of Covenants, Conditions and Restrictions and Grant of Easements for the Campus Property, recorded on April 24, 2020, as Document No. 24463180 in the Official Records of Santa Clara County, California. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, subject to this Lease, those portions of the Project, including one loading dock and the parking facilities serving the Project (the “Parking Facility”), which are provided, from time-to-time, for use in common by Landlord, Tenant and any other tenants in the Project (such areas are referred to herein as the “Common Areas”). The Project includes the Amenity Area and the Fitness Center, subject to and as defined in Sections 5.3 and 5.4 below. The manner in which the Common Areas, Amenity Area and the Fitness Center are maintained and operated shall be at the sole discretion of Landlord and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may make from time to time.  Landlord reserves the right to close temporarily, make alterations or additions to, eliminate or change the location of elements of the Project and the Common Areas.

2.TERM; POSSESSION.  The term of this Lease (the “Term”) shall commence on the Commencement Date set forth in the Basic Lease Information (the “Commencement Date”) and, unless sooner terminated, shall expire on the Expiration Date set forth in the Basic Lease Information (the “Expiration Date”) unless extended as set forth herein.  Landlord shall not be liable for any claims, damages or liabilities if the Premises are not ready for occupancy by the Commencement Date.  Provided that Tenant has delivered the insurance certificates called for in Section 11.1(e) – Certificates of Insurance, the Security Deposit, and the prepaid Base Rent required under Section 3.1 – Base Rent, Landlord shall deliver possession of the Premises to Tenant as of the date of mutual execution and delivery of this Lease (the “Delivery Date”). Landlord shall install an exclusive Outdoor Area (defined in Section 44 below) demarcated by a vegetation hedge (as depicted in the attached Exhibit A). Commencing as of the Delivery Date, Tenant shall have access to the Premises during normal Business Hours to perform the Tenant Improvements described in Exhibit B - Construction Rider, to install Tenant’s furniture, fixtures and equipment, data information systems, security systems, computer and telephone cabling, computers and related office equipment, but only if during such period, Tenant and Tenant’s employees, contractors and vendors do not materially or adversely interfere with Landlord’s contractor completing work and renovations at the Project. Tenant shall not be obligated to pay Base Rent or Additional Rent prior to the Commencement Date, provided, however, commencing as of the Delivery Date, Tenant shall establish direct accounts with the all utility providers such that effective as of the Delivery Date, Tenant shall pay for and be liable for the cost of any utilities, trash disposal or services provided to Tenant at the Premises.  Notwithstanding the foregoing, if Tenant takes possession of the Premises before the Commencement Date for any purpose other than as expressly provided in this Section, such possession shall be subject to the terms and conditions of this Lease and Tenant shall pay Base Rent and Additional Rent, and any other charges payable hereunder to Landlord for each day of possession before the Commencement Date.

3.RENT.

3.1Base Rent.  Tenant agrees to pay to Landlord the Base Rent set forth in the Basic Lease Information, without prior notice or demand, on the first day of each and every calendar month during the Term, except that Base Rent for the first full calendar month in which Base Rent is payable shall be paid upon Tenant’s execution of this Lease and Base Rent for any partial month at the beginning of the Term shall be paid on the Commencement Date.  Base Rent for any partial month at the beginning or end of the Term shall be prorated based on the actual number of days in the month.

If the Basic Lease Information provides for any change in Base Rent by reference to years or months (without specifying particular dates), the change will take effect on the applicable annual or monthly anniversary of the Commencement Date (which might not be the first day of a calendar month).

Notwithstanding anything in this Lease to the contrary, so long as Tenant is not in default beyond applicable cure periods under this Lease, (a) during the first (1st) through sixth (6th) full months of the initial Term, Tenant shall be entitled to an abatement of (i) Base Rent with respect to the Premises in the amount of $313,036.55 per month, and (ii) Tenant’s Share of Operating Costs and Taxes, and (b) during the seventh (7th) through twelfth (12th) full months of the initial Term, an abatement of (i) Base Rent with respect to the Premises in the amount of $156,518.30 per month, and (ii) fifty percent (50%) of Tenant’s Share of Operating Costs and Taxes ((a) and (b) above, collectively, the “Abated Rent”).  If Tenant defaults under this Lease at any time during the Term and fails to cure such default within any applicable cure period under this Lease, then all Abated Rent shall immediately become due and payable.  The payment by Tenant of the Abated Rent in the event of a default shall not limit or affect any of Landlord's other rights, pursuant to this Lease or at law or in equity.  Only Base Rent and Tenant’s Share of Operating Costs and Taxes shall be abated pursuant to this Section, as more particularly described herein, and all other Rent and other costs and charges specified in this Lease shall remain as due and payable pursuant to the provisions of this Lease.

3.2Additional Rent: Operating Costs and Taxes.

(a)Definitions.

(1)“Operating Costs” means all costs of managing, operating, maintaining and repairing the Building, including all costs, expenditures, fees and charges for:  (A) operation, maintenance and repair of the Building (including maintenance, repair and replacement of glass, washing of exterior glass, the roof covering or membrane, and landscaping); (B) Common Area repairs and maintenance, utilities, pest control, landscaping and services (including non-dedicated telecommunications facilities and equipment, irrigation, recycling programs and trash removal), and associated supplies and materials; (C) compensation (including employment taxes and fringe benefits) for persons (up to the level of senior property manager or equivalent) who perform duties in connection with the operation, management, maintenance and repair of the Building, such compensation to be appropriately allocated for persons who also perform duties unrelated to the Building; (D) property (including coverage for earthquake and flood if carried by Landlord), liability, rental income and other insurance relating to the Building, and expenditures for commercially reasonable deductible amounts under such insurance; (E) licenses, permits and inspections; (F) complying with the requirements of any law, statute, ordinance or governmental rule or regulation or any orders pursuant thereto (collectively “Laws”); (G) amortization of the cost of “Non-Structural Components” (as defined below) and amortization of the cost of capital improvements which are required to comply with Laws, or which are intended to reduce Operating Costs or improve the utility, efficiency or capacity of any Building System, or otherwise for the safety or comfort of tenants, with interest on the unamortized balance at the rate paid by Landlord on funds borrowed to finance such capital improvements (or, if Landlord finances such improvements out of Landlord’s funds without borrowing, the rate that Landlord would have paid to borrow such funds, as reasonably determined by Landlord), over such useful life as Landlord shall reasonably determine substantially in accordance with generally accepted accounting principles consistently applied; (H) property management fees (provided that such fees shall not exceed three percent (3%) of the aggregate amount of Base Rent at the Building); (I) any other cost, expenditure, fee or charge, whether or not hereinbefore described, which in accordance with generally accepted property management practices would be considered an expense of managing, operating, maintaining and repairing the Building; (J) accounting, legal and other professional fees incurred in connection with the operation of the Project; (K) intentionally deleted; (L) the costs to contest the validity or applicability of any Laws that may affect the Project; (M) any reasonable costs incurred for any voluntary certification as “green” or sustainable, or other similar certifications, but excluding the cost to make any alterations or improvements to the Building or Project necessary to achieve such certification; (N) any fee, cost, charge, assessment or imposition now or hereinafter assessed or imposed on Landlord or the Project by any federal, state, or local authority, including without limitation, by any Air-Quality Management District having jurisdiction or any quasi-governmental entity regulating pollution, air quality, emissions or other environment issues, for any carbon tax, fee, carbon credit, or other so-called carbon offset, or for any emission of nitrogen oxide, carbon dioxide, methane, and other greenhouse gases; (O) costs incurred by Landlord in connection with any environmental initiative and/or operations and maintenance plan implemented by Landlord at the Project whether or not such initiatives are mandated by Laws, including, without limitation, costs to reduce chemical emissions, optimize energy performance and increase efficiencies, and implement sustainable purchasing and waste management policies; and (P) any equitably shared Project costs or Common Area maintenance costs and expenses (including costs and expenses of operating, managing, owning and maintaining the Common Areas, the Amenity Area and the Fitness Center (defined in Sections 5.3 and 5.4 below) including any rental value thereon, and non-building specific costs). Landlord agrees to act in a commercially reasonable manner in incurring Operating Costs, taking into consideration the class and the quality of the Building. Tenant acknowledges that the Premises is a part of a multi-building project and that those costs and expenses that are incurred in connection with the Project (i.e., the Operating Costs and Taxes (defined below)) should be shared between the Premises and the tenants of the other buildings in the Project.  Accordingly, as set forth in this Section 3.2(a), Operating Costs and Taxes are determined annually for the Project as a whole and shall include all Operating Costs and Taxes attributable solely to the Building and an equitable portion of the Operating Costs and Taxes which are attributable to the Project as a whole which are allocable to the Building as reasonably determined by Landlord in good faith. Furthermore, Landlord shall have the right, from time to time, to equitably allocate some or all of the costs for the Building and the Project among different portions or occupants of the Building and the Project (the “Cost Pools”), in Landlord’s discretion. The Cost Pools may include, but shall not be limited to, the tenants and storage space of the Building and the Project.  The costs within each Cost Pool shall be allocated and charged to the tenants in the Cost Pool in an equitable manner.

Operating Costs for any calendar year during which average occupancy of the Project is less than one hundred percent (100%) shall be calculated based upon the Operating Costs that would have been incurred if the Project had an occupancy of one hundred percent (100%) during the entire calendar year.  Notwithstanding anything to the contrary contained herein, in the event Tenant has received any free or abated rent during the Term of this Lease, or other such concession, the amount of such free or abated rent or any other such concession shall be included in the calculation to determine the amount of any property management fee or other such fee included in Operating Costs.

Operating Costs shall not include (i) capital improvements (except as specifically enumerated above); (ii) costs of special services rendered to individual tenants (including Tenant) for which a separate reimbursement is received; (iii) ground rent, and interest and principal payments on loans or indebtedness secured by the Building; (iv) costs of tenant improvements for Tenant or other tenants of the Building; (v) costs of services or other benefits of a type which are not available to Tenant but which are available to other tenants or occupants, and costs for which Landlord is reimbursed by other tenants of the Building other than through payment of tenants’ shares of Operating Costs and Taxes; (vi) leasing commissions, attorneys’ fees and other expenses incurred in connection with leasing space in the Building or enforcing such leases; (vii) depreciation or amortization, except in connection with capital improvements as set forth above; (viii) costs, fines or penalties incurred due to Landlord’s violation of any Law; and (ix) the costs and expenses for which Tenant pays directly with respect Premises to the extent of the applicable leasable area of the Premises, and (x) reserves of any kind.

(2)“Taxes” means that portion of the following taxes on the Project which are allocable to the Building in Landlord’s reasonable judgment:  all real property taxes and general, special or district assessments or other governmental impositions, of whatever kind, nature or origin, imposed on or by reason of the ownership or use of the Project; leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant; regulatory environmental taxes, governmental charges, fees or assessments for transit or traffic mitigation (including area-wide traffic improvement assessments and transportation system management fees), housing, police, fire or other governmental service or purported benefits to the Project; personal property taxes assessed on the personal property of Landlord used in the operation of the Project; service payments in lieu of taxes and taxes and assessments of every kind and nature whatsoever levied or assessed in addition to, in lieu of or in substitution for existing or additional real or personal property taxes on the Project or the personal property described above; any increases in the foregoing caused by changes in assessed valuation, tax rate or other factors or circumstances; and the reasonable cost of contesting by appropriate proceedings the amount or validity of any taxes, assessments or charges described above.  To the extent paid by Tenant or other tenants as “Tenant’s Taxes” (as defined in Section 8 - Tenant’s Taxes), “Tenant’s Taxes” shall be excluded from Taxes.

(3)“Tenant’s Share” means the Rentable Area of the Premises divided by the total Rentable Area of the Building or the Project, as the case may be, as set forth in the Basic Lease Information.  If the Rentable Area of the Premises is changed by Tenant’s leasing of additional space hereunder or for any other reason, Tenant’s Share shall be adjusted accordingly.

(b)Additional Rent.

(1)Tenant shall pay Landlord as “Additional Rent” for each calendar year or portion thereof during the Term Tenant’s Share of the sum of (x) the amount of Operating Costs, and (y) the amount of Taxes.

(2)Prior to the Commencement Date and each calendar year thereafter, Landlord shall notify Tenant of Landlord’s estimate of Operating Costs, Taxes and Tenant’s Additional Rent for the following calendar year (or first partial year following the Commencement Date).  Commencing on the Commencement Date, and in subsequent calendar years, on the first day of January of each calendar year and continuing on the first day of every month thereafter in such year, Tenant shall pay to Landlord one-twelfth (1/12th) of the Additional Rent, as reasonably estimated by Landlord for such full calendar year.  If Landlord thereafter estimates that Operating Costs or Taxes for such year will vary from Landlord’s prior estimate, Landlord may, by notice to Tenant, revise the estimate for such year (and Additional Rent shall thereafter be payable based on the revised estimate).

(3)As soon as reasonably practicable after the end of each calendar year, Landlord shall furnish Tenant a statement with respect to such year, showing Operating Costs, Taxes and Additional Rent for the year, and the total payments made by Tenant with respect thereto.  Unless Tenant raises any objections to Landlord’s statement within one hundred twenty (120) days after receipt of the same, such statement shall conclusively be deemed correct and Tenant shall have no right thereafter to dispute such statement or any item therein or the computation of Additional Rent based thereon.  If Tenant does object to such statement, then Landlord shall provide Tenant with reasonable verification of the figures shown on the statement and the parties shall negotiate in good faith to resolve any disputes.  Any objection of Tenant to Landlord’s statement and resolution of any dispute shall not postpone the time for payment of any amounts due Tenant or Landlord based on Landlord’s statement, nor shall any failure of Landlord to deliver Landlord’s statement in a timely manner relieve Tenant of Tenant’s obligation to pay any amounts due Landlord based on Landlord’s statement.

(4)If Tenant’s Additional Rent as finally determined for any calendar year exceeds the total payments made by Tenant on account thereof, Tenant shall pay Landlord the deficiency within thirty (30) days of Tenant’s receipt of Landlord’s statement.  If the total payments made by Tenant on account thereof exceed Tenant’s Additional Rent as finally determined for such year, Tenant’s excess payment shall be credited toward the rent next due from Tenant under this Lease or, if the Term has expired or this Lease is terminated earlier, then as set forth below.  For any partial calendar year at the beginning or end of the Term, Additional Rent shall be prorated on the basis of a 360-day year by computing Tenant’s Share of the Operating Costs and Taxes for the entire year and then prorating such amount for the number of days during such year included in the Term.  The obligations of Landlord to refund any overpayment of Additional Rent and of Tenant to pay any Additional Rent not previously paid shall survive the expiration or termination of this Lease. Landlord shall pay to Tenant or Tenant shall pay to Landlord, as the case may be, within thirty (30) days after Tenant’s receipt of Landlord’s final statement for the calendar year in which this Lease terminates, the difference between Tenant’s Additional Rent for that year, as finally determined by Landlord, and the total amount previously paid by Tenant on account thereof. However, if Landlord fails to furnish Tenant a statement of the actual Operating Costs for a given calendar year within twenty-four (24) months after expiration of the calendar year during which the Term expires (as the same may be extended) and such failure continues for an additional thirty (30) days after Landlord’s receipt of a written request from Tenant that such statement of the actual Operating Costs is furnished, Landlord shall be deemed to have waived any rights to recover any underpayment of Operating Costs from Tenant (except to the extent such underpayment is attributable to a default by Tenant in its obligation to make estimated payments of Operating Costs); provided that such twenty-four (24) month time limit shall in no event apply to Taxes. Further, in no event shall the foregoing provision describing the time period during which Landlord is to deliver the statement of actual costs in any manner limit or otherwise prejudice Landlord’s right to modify such statement of actual costs after such time period if new, additional or different information relating to such statement of actual costs is discovered or otherwise determined.

If for any reason Taxes for any year during the Term are reduced, refunded or otherwise changed, Tenant’s Additional Rent shall be adjusted accordingly.  If Taxes are temporarily reduced as a result of space in the Project being leased to a tenant that is entitled to an exemption from property taxes or other taxes, then for purposes of determining Additional Rent for each year in which Taxes are reduced by any such exemption, Taxes for such year shall be calculated on the basis of the amount the Taxes for the year would have been in the absence of the exemption. As of the date of this Lease, no such exemption is applicable to the Project.

(c)Limitation on Increases in Controllable Costs.  For purposes of computing Tenant's Share of Operating Costs, the Controllable Operating Costs (hereinafter defined) shall not increase by more than five percent (5%) per calendar year on a compounding and cumulative basis over the course of the Term.  In other words, Controllable Operating Costs for the second Lease year of the Term shall not exceed one hundred five percent (105%) of the Controllable Operating Costs for the first Lease year of the Term.  Controllable Operating Costs for the third Lease year of the Term shall not exceed one hundred five percent (105%) of the limit on Controllable Operating Costs for the second Lease year of the Term, etc.  By way of illustration, if Controllable Operating Costs were $10.00 per rentable square foot for the first Lease year of the Term, then Controllable Operating Costs for the second Lease year shall not exceed $10.50 per rentable square foot, and Controllable Operating Costs for the third Lease year of the term shall not exceed $11.03 per rentable square foot (whether or not actual Controllable Operating Costs were less than, equaled or exceeded the limit on Controllable Operating Costs the prior year).  “Controllable Operating Costs” shall mean all Operating Costs exclusive of the cost of insurance, utilities, taxes, capital improvements, refuse removal, lawn maintenance, nonrecurring maintenance, repairs and clean up, and janitorial services.

(d)Tenant’s Audit Rights.  If Tenant raises objections to Landlord’s statement and Landlord and Tenant are unable to resolve any dispute, then Tenant, at its expense, shall have the right upon thirty (30) days prior written notice to Landlord (“Tenant’s Audit Notice” ) to be given only within one hundred fifty (150) days after Tenant receives the annual statement of Additional Rent to audit Landlord's books and records relating to such statement for such immediately preceding calendar year, subject to the following terms and conditions:  (a) any audit shall be conducted only by certified public accountants practicing for an independent accounting firm, employed by Tenant on an hourly or fixed fee basis, and not on a contingency fee basis; and (b) Tenant shall not audit Landlord’s books and records more than one (1) time for any calendar year.  In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Operating Costs, Taxes and Additional Rent unless Tenant has paid and continues to pay all Rent in accordance with the terms of this Lease.  Tenant acknowledges that Tenant’s right to inspect Landlord’s books and records with respect to Operating Costs and Taxes for the preceding calendar year is for the exclusive purpose of determining whether Landlord has complied with the terms of the Lease with respect to Operating Costs and Taxes.  Tenant shall have sixty (60) days after Tenant’s Audit Notice to complete Tenant’s inspection of Landlord’s books and records concerning Operating Costs and Taxes at Landlord’s accounting office.  During its inspection Tenant agrees to request, in writing, all pertinent documents relating to the inspection (the “Audit Documents”).  Landlord will provide such Audit Documents to Tenant within ten (10) days from Landlord’s receipt of the request, and no later than ten (10) days after the date Tenant tenders to Landlord Tenant’s Audit Notice (“Landlord’s Response Period”). The sixty (60) day period shall be extended on a day for day basis for each day after the expiration of Landlord’s Response Period for Landlord to deliver the Audit Documents and Tenant shall not remove such records from Landlord’s accounting office, but Tenant shall have the right to make copies of the relevant documents at Tenant’s expense.  Tenant shall deliver to Landlord a copy of the results of such audit within fifteen (15) days of its receipt by Tenant.  The nature and content of any audit are strictly confidential.  Tenant, on behalf of its accountant, employees and agents shall not disclose the information obtained from the audit to any other person or entity, including, without limitation, any other tenant in the Project, or any agent, employee, officer, shareholder, partner, accountant or attorney of such tenant in the Project.  No assignee shall conduct an audit for any period during which such assignee was not in possession of the Premises.  If Tenant’s audit shows that Operating Costs and Taxes are overstated by more than five percent (5%), then Landlord agrees to pay the reasonable costs of such audit, not to exceed Ten Thousand and 00/100 Dollars ($10,000.00) per audit.

3.3Payment of Rent.  All amounts payable or reimbursable by Tenant to Landlord under this Lease, including late charges and interest (collectively, “Rent”), shall constitute rent and shall be payable and recoverable as rent in the manner provided in this Lease. All sums payable to Landlord on demand under the terms of this Lease shall be payable within thirty (30) days after Landlord invoices Tenant therefor or otherwise makes written demand of the amounts due. All Rent shall be paid without offset or deduction (except as expressly permitted under this Lease) in lawful money of the United States of America by ACH or EFT transfer of immediately available federal funds to Landlord at Landlord’s Address/Instructions for Payment of Rent as set forth in the Basic Lease Information, or to such other person or at such other place as Landlord may from time to time designate. Notwithstanding anything to the contrary, Landlord may, in its sole discretion, allocate any rent or monies Tenant pays to Landlord to any sums then due and payable hereunder.

4.SECURITY DEPOSIT.  On execution of this Lease, Tenant shall deposit with Landlord the amount specified in the Basic Lease Information as the Security Deposit, if any (the “Security Deposit”), as security for the performance of Tenant’s obligations under this Lease.  Landlord may (but shall have no obligation to) use the Security Deposit or any portion thereof to cure any breach or default by Tenant under this Lease, to fulfill any of Tenant’s obligations under this Lease, or to compensate Landlord for any damage Landlord incurs as a result of Tenant’s failure to perform any of Tenant’s obligations hereunder.  In such event Tenant shall pay to Landlord on demand an amount sufficient to replenish the Security Deposit.  If Tenant is not in default at the expiration or termination of this Lease, Landlord shall return to Tenant the Security Deposit or the balance thereof then held by Landlord and not applied as provided above.  Landlord may commingle the Security Deposit with Landlord’s general and other funds.  Landlord shall not be required to pay interest on the Security Deposit to Tenant.  Tenant waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of Law now in force or that become in force after the date of this Lease, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Tenant, or to clean the Premises.  Landlord and Tenant agree that Landlord may, in addition, claim and use those sums necessary to compensate Landlord for any foreseeable or unforeseeable loss or damage caused by the act or omission by Tenant, including, without limitation, any post default damages and such remedies to which Landlord is entitled under the provisions of Section 15.2 of this Lease.

5.USE AND COMPLIANCE WITH LAWS.

5.1Use.  The Premises shall be used and occupied for general business office, laboratory, research and development purposes related to the computer gaming peripherals and hardware industry, and incidental related uses including light manufacturing, assembly, storage and warehousing and for no other use or purpose.  Tenant shall comply with all present and future Laws relating to Tenant’s use or occupancy of the Premises (and make any repairs, alterations or improvements as required to comply with all such Laws to the extent that such Laws are triggered by (a) Tenant’s particular use of the Premises (other than general office use in the Premises) or (b) any Alterations and Tenant Improvements (as defined in the attached Exhibit B)), and shall observe the “Project Rules” (as defined in Section 27 - Rules and Regulations).  Tenant shall not do, bring, keep or sell anything in or about the Premises that is prohibited by, or that will cause a cancellation of or an increase in the existing premium for, any insurance policy covering the Project or any part thereof.  Tenant shall not permit the Premises to be occupied or used in any manner that will constitute waste or a nuisance, or disturb the quiet enjoyment of or otherwise annoy other tenants in the Project.  Without limiting the foregoing, the Premises shall not be used for educational activities, practice of medicine or any of the healing arts, providing social services, for any governmental use (including embassy or consulate use), or for personnel agency, customer service office, studios for radio, television or other media, travel agency or reservation center operations or uses.  Tenant shall not bring upon the Premises or any portion of the Project or use the Premises or permit the Premises or any portion thereof to be used for the growing, manufacturing, administration, distribution (including without limitation, any retail sales), possession, use or consumption of any cannabis, marijuana or cannabinoid product or compound, regardless of the legality or illegality of the same.  Tenant shall not, without the prior consent of Landlord, (i) bring into the Building or the Premises anything that may cause vibration or may cause substantial noise, odor that emanates outside the Building, or overload the floors in the Premises or the Building or would have a material or adverse effect on any of the heating, ventilating and air-conditioning system (“HVAC System”), mechanical, elevator, plumbing, electrical, fire protection, life safety, security or other systems in the Building (“Building Systems”), or jeopardize the structural integrity of the Building or any part thereof; (ii) connect to the utility systems of the Building any apparatus, machinery or other equipment other than typical low power task lighting or office equipment; or (iii) connect to any electrical circuit in the Premises any equipment or other load with aggregate electrical power requirements in excess of 80% of the connected load rated capacity of the circuit.  Tenant’s use of electricity shall never exceed the safe capacity of the power feeders to the Building or the transformers, switchgear, panels, subpanels, risers, wiring and other electrical infrastructure of the Building. Tenant agrees to reasonably cooperate with Landlord with respect to any voluntary “green” or sustainable programs with respect to the Premises; provided, however, that notwithstanding anything to the contrary, Tenant shall not be responsible to make any improvements or alterations to the Premises or to replace any equipment or property of Tenant in connection therewith unless Landlord agrees to pay for all costs for such improvements, alterations or replacements.  The foregoing sentence shall not apply to Tenant’s construction of the initial Tenant Improvements in the Premises.  However, notwithstanding the foregoing, Landlord agrees that the base Building electrical, heating, ventilation and air conditioning, mechanical, sprinklers and plumbing systems located in the Premises shall be in working order as of the Delivery Date.  Except to the extent caused by the acts or omissions of Tenant or any of Tenant’s Representatives or Visitors or by any alterations or improvements performed by or on behalf of Tenant, if such systems are not in working order and Tenant provides Landlord with notice of the same within one hundred eighty (180) days following the Commencement Date, Landlord shall be responsible for repairing or restoring the same.

5.2Hazardous Materials.

(a)Definitions.

(1)“Hazardous Materials” shall mean any substance:  (A) that now or in the future is regulated or governed by, requires investigation or remediation under, or is defined as a hazardous waste, hazardous substance, pollutant or contaminant under any governmental statute, code, ordinance, regulation, rule or order, and any amendment thereto, including the Comprehensive

Environmental Response Compensation and Liability Act, 42 U.S.C. §9601 et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., or (B) that is toxic, explosive, corrosive, flammable, radioactive, carcinogenic, dangerous or otherwise hazardous, including gasoline, diesel fuel, petroleum hydrocarbons, polychlorinated biphenyls (PCBs), asbestos, radon and urea formaldehyde foam insulation.

(2)“Environmental Requirements” shall mean all present and future Laws, orders, permits, licenses, approvals, authorizations and other requirements of any kind applicable to Hazardous Materials.

(3)“Handled by Tenant” and “Handling by Tenant” shall mean and refer to any installation, handling, generation, storage, use, disposal, discharge, release, abatement, removal, transportation, or any other activity of any type by Tenant or its agents, employees, contractors, licensees, assignees, sublessees, transferees or representatives (collectively, “Representatives”) or its guests, customers, invitees, or visitors (collectively, “Visitors”), at or about the Premises in connection with or involving Hazardous Materials.

(4)“Environmental Losses” shall mean all costs and expenses of any kind, damages, including foreseeable and unforeseeable consequential damages, fines and penalties incurred in connection with any violation of and compliance with Environmental Requirements and all losses of any kind attributable to the diminution of value, loss of use or adverse effects on marketability or use of any portion of the Premises or Project.

(b)Tenant’s Covenants.  No Hazardous Materials shall be Handled by Tenant at or about the Premises or Project without Landlord’s prior written consent, which consent may be granted, denied, or conditioned upon compliance with Landlord’s requirements, all in Landlord’s absolute discretion.  Notwithstanding the foregoing, normal quantities and use of those Hazardous Materials customarily used in the conduct of general office activities, such as copier fluids and cleaning supplies (“Permitted Hazardous Materials”), may be used and stored at the Premises without Landlord’s prior written consent, provided that Tenant’s activities at or about the Premises and Project and the Handling by Tenant of all Hazardous Materials shall comply at all times with all Environmental Requirements.  At the expiration or termination of the Lease, Tenant shall promptly remove from the Premises and Project all Hazardous Materials Handled by Tenant at the Premises or the Project.  Tenant shall keep Landlord promptly informed of all Handling by Tenant of Hazardous Materials other than Permitted Hazardous Materials.  Tenant shall be responsible and liable for the compliance with all of the provisions of this Section by all of Tenant’s Representatives and Visitors, and all of Tenant’s obligations under this Section (including its indemnification obligations under paragraph (e) below) shall survive the expiration or termination of this Lease.

(c)Compliance.  Tenant shall at Tenant’s expense promptly take all actions required by any governmental agency or entity in connection with or as a result of the Handling by Tenant of Hazardous Materials at or about the Premises or Project, including inspection and testing, performing all cleanup, removal and remediation work required with respect to those Hazardous Materials, complying with all closure requirements and post-closure monitoring, and filing all required reports or plans.  All of the foregoing work and all Handling by Tenant of all Hazardous Materials shall be performed in a good, safe and workmanlike manner by consultants qualified and licensed to undertake such work and in a manner that will not interfere with any other tenant’s quiet enjoyment of the Project or Landlord’s use, operation, leasing and sale of the Project.  Tenant shall deliver to Landlord prior to delivery to any governmental agency, or promptly after receipt from any such agency, copies of all permits, manifests, closure or remedial action plans, notices, and all other documents relating to the Handling by Tenant of Hazardous Materials (other than Permitted Hazardous Materials) at or about the Premises or Project.  If any lien attaches to the Premises or the Project in connection with or as a result of the Handling by Tenant of Hazardous Materials, and Tenant does not cause the same to be released, by payment, bonding or otherwise, within ten (10) days after the attachment thereof, Landlord shall have the right but not the obligation to cause the same to be released and any sums expended by Landlord (plus Landlord’s administrative costs) in connection therewith shall be payable by Tenant on demand. To Landlord’s actual knowledge, there are no Hazardous Materials at the Building in violation of Environmental Requirements.  For purposes of this Section, “Landlord’s actual knowledge” shall be deemed to mean and limited to the current actual knowledge of the property manager for the Building, at the time of execution of this Lease and not any implied, imputed, or constructive knowledge of said individual or of Landlord or any parties related to or comprising Landlord and without any independent investigation or inquiry having been made or any implied duty to investigate or make any inquiries; it being understood and agreed that such individual shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby.

(d)Landlord’s Rights.  Landlord shall have the right, but not the obligation, to enter the Premises at any reasonable time (i) to confirm Tenant’s compliance with the provisions of this Section 5.2, and (ii) to perform Tenant’s obligations under this Section if Tenant is in default beyond applicable cure periods in connection with this Section, except in the case of an emergency.  Landlord shall also have the right to engage qualified Hazardous Materials consultants to inspect the Premises and review the Handling by Tenant of Hazardous Materials, including review of all permits, reports, plans, and other documents regarding same.  Tenant shall pay to Landlord on demand the costs of Landlord’s consultants’ fees and all costs incurred by Landlord in performing Tenant’s obligations under this Section.  Landlord shall use reasonable efforts to minimize any interference with Tenant’s business caused by Landlord’s entry into the Premises, but Landlord shall not be responsible for any interference caused thereby.

(e)Tenant’s Indemnification.  The term Landlord Parties (“Landlord Parties”) refers singularly and collectively to Landlord and the shareholders, partners, venturers, and members of Landlord, and the respective officers, directors, employees, managers, owners and any affiliates or agents of such entities and persons.  Tenant agrees to indemnify, defend, protect and hold harmless the Landlord Parties from all Environmental Losses and all other claims, actions, losses, damages, liabilities, costs and expenses of every kind, including reasonable attorneys’, experts’ and consultants’ fees and costs, incurred at any time and arising from or in connection with the Handling by Tenant of Hazardous Materials at or about the Project or Tenant’s failure to comply with all Environmental Requirements with respect to the Premises. Landlord reserves the right to require Tenant to carry Environmental Insurance commensurate with the risk presented by such Hazardous Materials in the event that Tenant Handles Hazardous Materials at the Premises other than the Permitted Hazardous Materials, so identified as of the date of this Lease.

5.3Amenity Area.  Subject to the provisions of this Section 5.3 and so long as there is no Event of Default hereunder, and provided Tenant’s employees execute Landlord’s standard waiver of liability form and pay the applicable one time or monthly fee (if any), then Tenant’s employees (the “Amenity Area Users”) shall be entitled to use the Fitness Center (defined below), barbeque(s), basketball, volleyball and pickleball courts area located at the Project (collectively, the “Amenity Area”) during Business Hours. The use of the Amenity Area shall be subject to the reasonable rules and regulations (including rules regarding hours of use) established from time to time by Landlord for the Amenity Area. Landlord and Tenant acknowledge that the use of the Amenity Area by the Amenity Area Users shall be at their own risk and that the terms and provisions of Section 10 of this Lease shall apply to Tenant and the Amenity Area User’s use of the Amenity Area.  The costs of operating, maintaining and repairing the Amenity Area may be included as part of Operating Costs. Tenant acknowledges that the provisions of this Section shall not be deemed to be a representation by Landlord that Landlord shall continuously maintain the Amenity Area (or any other amenity or fitness facility) throughout the Term of this Lease, and Landlord shall have the right, at Landlord’s sole discretion, to expand, contract, eliminate or otherwise modify the Amenity Area or portions thereof. No expansion, contraction, elimination or modification of the Amenity Area, and no termination of Tenant’s or the Amenity Area Users’ rights to the Amenity Area shall entitle Tenant to an abatement or reduction in Rent, or constitute a constructive eviction, or result in an event of default by Landlord under this Lease.

5.4Fitness Center.  In addition to the terms and condition set forth in Section 5.3 above applicable to the Amenity Area which includes the Fitness Center, and further subject to the provisions of this Section 5.4, provided Tenant’s employees execute Landlord’s standard waiver of liability form, then Tenant’s employees (the “Fitness Center Users”) shall be entitled to use the fitness center (the “Fitness Center”) located at the Project and made available for non-exclusive use by the tenants of the Project during Business Hours. Landlord may charge a one time or monthly fee for the use of the Fitness Center. The equipment and/or services furnished at the Fitness Center shall be selected by Landlord in its sole and exclusive discretion and Fitness Center Users shall not bring equipment into the Fitness Center without Landlord’s express prior approval.  In no event shall Tenant permit or suffer any Tenant Representatives or Visitors other than the Fitness Center Users to use the Fitness Center.  Tenant acknowledges and agrees that Tenant’s and any Tenant Representatives’ or Visitors’ use of the Fitness Center is voluntary and shall be undertaken by Tenant’s and Tenant’s employees’ sole risk.  Neither Landlord nor any Landlord Parties (collectively, the “Released Parties”) shall be liable for any claims, demands, injuries, damages, actions or causes of action whatsoever arising out of or connected with any use of the Fitness Center and TENANT DOES HEREBY EXPRESSLY FOREVER WAIVE, RELEASE AND DISCHARGE THE RELEASED PARTIES FROM ANY AND ALL LIABILITY ARISING FROM ALL SUCH CLAIMS, DEMANDS, INJURIES, DAMAGES, ACTIONS AND/OR CAUSES OF ACTION, INCLUDING LIABILITY FROM ALL ACTS OF ACTIVE OR PASSIVE NEGLIGENCE, INCLUDING SOLE NEGLIGENCE, ON THE PART OF THE RELEASED PARTIES.  The waivers and releases contained in this Section shall survive the expiration or earlier termination of this Lease.

6.TENANT IMPROVEMENTS & ALTERATIONS.

6.1Landlord and Tenant shall perform their respective obligations with respect to design and construction of any improvements to be constructed and installed in the Premises (the “Tenant Improvements”), as provided in the Construction Rider.  Except for any Tenant Improvements to be constructed by Tenant as provided in the Construction Rider, Tenant shall not make any alterations, improvements or changes to the Premises, including installation of any security system or telephone or data communication wiring (“Alterations”), without Landlord’s prior written consent, which consent Landlord shall not unreasonably withhold.  Notwithstanding the foregoing, Landlord may, in its sole discretion, withhold consent to any alteration, addition or improvement that may affect the structure of the Building or may adversely or materially affect, or otherwise require modification to, any Building System.  Any such Alterations shall be completed by Tenant at Tenant’s sole cost and expense:  (i) with due diligence, in a good and workmanlike manner, using new materials; (ii) in compliance with plans and specifications approved by Landlord; (iii) in compliance with the reasonable construction rules and regulations promulgated by Landlord from time to time; (iv) in accordance with all applicable Laws (including all work, whether structural or non-structural, inside or outside the Premises, required to comply fully with all applicable Laws and necessitated by Tenant’s work); and (v) subject to all reasonable industry standards and conditions which Landlord may in Landlord’s reasonable discretion impose.  Such conditions may include requirements for Tenant to:  (a) provide payment and performance bonds (for any Alterations (but expressly excluding the Tenant Improvements for which Landlord shall not require a performance bond) which will cost more than Five Hundred Thousand Dollars and No Cents ($500,000.00)) or additional insurance (from Tenant or Tenant’s contractors, subcontractors or design professionals); provided, however, that Landlord shall only be entitled to require Tenant to provide to Landlord payment and performance bonds or additional insurance in connection with any Alterations in the event that following Landlord's evaluation of Tenant's then-current financial condition and performance history, Landlord determines in its good faith, prudent business judgment that the same is reasonably and prudently required; (b) use contractors or subcontractors reasonably approved by Landlord; and (c) subject to the remainder of this Section 6.1 below, remove all or part of the Alterations prior to or upon expiration or termination of the Term, as designated by Landlord.  If any work outside the Premises, or any work on or adjustment to any of the Building Systems, is required in connection with or as a result of the Tenant Improvements or any Alterations, such work shall be performed at Tenant’s expense by contractors reasonably designated by Landlord.  Landlord’s right to review and approve (or withhold approval of) Tenant’s plans, drawings, specifications, contractor(s) and other aspects of construction work proposed by Tenant is intended solely to protect Landlord, the Project and Landlord’s interests.  No approval or consent by Landlord shall be deemed or construed to be a representation or warranty by Landlord as to the adequacy, sufficiency, fitness or suitability thereof or compliance thereof with applicable Laws or other requirements.  Except as otherwise provided in Landlord’s consent, all Alterations shall upon installation become part of the realty and be the property of Landlord.

Landlord’s consent to any Alterations shall not be required (but Tenant shall provide no less than ten (10) Business Days prior written notice with reasonable detail of such Alterations) with respect to Alterations that (A) do not affect the structure and/or any of the Building Systems, (B) are not visible from the exterior of the Premises, (C) do not affect the water tight character of the Building or its roof, (D) do not require a building permit, (E) do not move any interior walls or otherwise change the layout of the Premises, and (F) cost in the aggregate less than Five Hundred Thousand Dollars ($200,000.00) during any calendar year which are merely cosmetic changes to the Premises (“Cosmetic Changes”), such as painting, wall or floor coverings.

Notwithstanding anything to the contrary contained herein, so long as Tenant’s written request for consent for a proposed Alteration contains the following statement in large, bold and capped font “PURSUANT TO SECTION 6.1 OF THE LEASE, IF LANDLORD CONSENTS TO THE SUBJECT ALTERATION, LANDLORD SHALL NOTIFY TENANT IN

WRITING WHETHER OR NOT LANDLORD WILL REQUIRE SUCH ALTERATION TO BE REMOVED AT THE EXPIRATION OR EARLIER TERMINATION OF THE LEASE.”, at the time Landlord gives its consent for any Alterations, if it so does, Tenant shall also be notified whether or not Landlord will require that such Alterations be removed upon the expiration or earlier termination of this Lease.  Notwithstanding anything to the contrary contained in this Lease, at the expiration or earlier termination of this Lease and otherwise in accordance with Section 19.1 hereof, Tenant shall be required to remove all Alterations made to the Premises except for any such Alterations which Landlord expressly indicates shall not be required to be removed from the Premises by Tenant. If Tenant’s written notice strictly complies with the foregoing and if Landlord fails to notify Tenant within ten (10) Business Days of Landlord’s receipt of such notice, it shall be assumed that Landlord shall require the removal of the subject Alteration at the expiration or earlier termination of this Lease.

6.2Before making any Alterations, Tenant shall submit to Landlord for Landlord’s prior approval reasonably detailed final plans and specifications prepared by a licensed architect or engineer, a copy of the construction contract, including the name of the contractor and all subcontractors proposed by Tenant to make the Alterations and a copy of the contractor’s license.  Tenant shall reimburse Landlord upon demand for any reasonable and actual out of pocket expenses incurred by Landlord in connection with any Alterations made by Tenant, including reasonable fees charged by Landlord’s contractors or consultants to review plans and specifications prepared by Tenant and to update the existing as-built plans and specifications of the Building to reflect the Alterations. Before commencement of any Alterations Tenant shall (i) obtain all applicable permits, authorizations and governmental approvals and deliver copies of the same to Landlord, and (ii) give Landlord at least ten (10) days prior written notice and shall cooperate with Landlord in posting and maintaining notices of non-responsibility in connection with the Alterations.  Within forty-five (45) days following the completion of any Alterations Tenant shall deliver to Landlord “as built” plans showing the completed Alterations.  The “as built” plans shall be “hard copy” on paper and in digital form (if done on CAD), and show the Alterations in reasonable detail, including (a) the location of walls, partitions and doors, including fire exits and ADA paths of travel, (b) electrical, plumbing and life safety fixtures, and (c) a reflected ceiling plan showing the location of heating, ventilating and air conditioning registers, lighting and life safety systems.

6.3In connection with all Alterations (other than the Tenant Improvements), Landlord shall be entitled to a construction coordination fee equal to two percent (2%) of the first four hundred thousand dollars ($400,000) of construction costs and one percent (1%) of any additional construction costs.

6.4Tenant shall keep the Premises and the Project free and clear of all liens arising out of any work performed, materials furnished or obligations incurred by Tenant.  If any such lien attaches to the Premises or the Project, and Tenant does not cause the same to be released by payment, bonding or otherwise within ten (10) days after the attachment thereof, Landlord shall have the right but not the obligation to cause the same to be released, and any sums expended by Landlord (plus Landlord’s administrative costs) in connection therewith shall be payable by Tenant on demand with interest thereon from the date of expenditure by Landlord at the Interest Rate (as defined in Section 16.2 - Interest).

6.5Subject to the provisions of Section 5 - Use and Compliance with Laws and the other provisions of this Section 6, Tenant may install and maintain furnishings, equipment, movable partitions, business equipment and other trade fixtures (“Trade Fixtures”) in the Premises, provided that the Trade Fixtures do not become an integral part of the Premises or the Building.  Tenant shall promptly repair any damage to the Premises or the Building caused by any installation or removal of such Trade Fixtures.

7.MAINTENANCE AND REPAIRS.

7.1By taking possession of the Premises Tenant agrees that the Premises are then in a good and tenantable condition. During the Term, Tenant, at Tenant’s expense but under the direction of Landlord, shall maintain (including recommended testing and monitoring) and repair the Premises, including, without limitation, that portion of the heating, ventilating and air conditioning system or systems exclusively serving the Premises, the electrical, plumbing and fire/life safety (including fire sprinkler lines, detectors and flow devices) systems within the Premises (including such portion of such systems outside of the Premises, but exclusively serving the Premises, and assuring the free flow of Tenant's sanitary sewer line to the main line serving the Premises), including the lighting and plumbing fixtures, the restrooms serving the Premises, interior stairways (if any) in the Premises, the interior glass, plate glass skylights, interior walls, floor coverings, ceiling (ceiling tiles and grid), elevators, Tenant Improvements, Alterations, fire extinguishers, outlets and fixtures, and any appliances (including dishwashers, hot water heaters and garbage disposers) in the Premises, in a first class condition, and keep the Premises in a clean, safe, sanitary and orderly condition, and shall at its sole cost and expense, immediately upon notice from Landlord, sanitize the Premises if Landlord reasonably determines the same is necessary utilizing such methods as reasonably determined by Landlord. At all times during the Term, Tenant shall maintain in good condition and repair the HVAC System, the Building Systems, shall ensure that its use of the utility systems of the Building are consistent with typical and customary office use, shall not overload, abuse or over use the foregoing systems in a manner that will accelerate their useful life or contribute to their early deterioration and Tenant shall at all times use such systems in a safe manner consistent with the design capacity for all such systems (collectively, “Tenant’s Use and Maintenance Standard”).  So long as Tenant is the sole tenant of the Building, Tenant shall, at Tenant’s own cost and expense, enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor approved by Landlord for servicing all heating and air conditioning systems and equipment serving the Building (and a copy thereof and copies of all service/maintenance logs and repair orders shall be furnished to Landlord).  Such contract must include all services suggested by the equipment manufacturer in the operation/maintenance manual and must become effective within thirty (30) days of Tenant’s possession of the Premises. Should Tenant fail to secure such maintenance/service contract, Landlord may, upon notice to Tenant, maintain such a maintenance/ service contract on behalf of Tenant or perform the work and in either case, charge Tenant the cost thereof along with an administration fee of five percent (5%) to Landlord.

7.2Landlord shall maintain or cause to be maintained in reasonably good order, condition and repair, the structural portions of the roof, foundations, floors and exterior walls of the Building, (collectively, the “Structural Elements”), the portion of the Building Systems not covered by Tenant’s obligations in Section 7.1 and the Common Areas, such as the Parking Facility and all parking surfaces and related lighting, pest control, landscaping and exterior glass (including washing of perimeter windows); provided, however, subject to Section 11.3 below, Tenant shall pay the cost of repairs for any damage occasioned by Tenant’s use of the Premises or the Building or any act or omission of Tenant or Tenant’s Representatives or Visitors, to the extent not covered by the proceeds of Landlord’s property insurance. The cost of structural repairs to, and replacements of, Structural Elements shall not be included in Operating Costs.  The cost to repair any non-structural component, including the non-structural components of the roof (“Non-Structural Component”) shall be included in Operating Costs except to the extent excluded therefrom as set forth in this Lease; provided, however, if consistent with normal and customary commercial real estate lease accounting practices in the geographic area in which the Building is located, Landlord may, in its sole discretion, elect to amortize over the useful life of such replacement item, in the same manner capital items included in Operating Costs are amortized pursuant to the terms and conditions of this Lease. The cost to replace any Non-Structural Component, including the HVAC System, shall be included in Operating Costs except to the extent excluded therefrom as set forth in this Lease.  Landlord shall be under no obligation to inspect the Premises.  Landlord shall be under no obligation to inspect the Premises.  Tenant shall promptly report in writing to Landlord any defective condition known to Tenant which Landlord is required to repair.  As a material part of the consideration for this Lease, Tenant hereby waives any benefits of any applicable existing or future Law, including the provisions of California Civil Code Sections 1932(1), 1941 and 1942, that allows a tenant to make repairs at its landlord’s expense.

Notwithstanding the foregoing, if, during the Term of this Lease, Landlord is made aware and Landlord determines in its sole discretion that the HVAC System serving the Premises that is otherwise Tenant’s obligation hereunder to repair and maintain requires full replacement (as opposed to component replacement), so long as (i) Tenant has maintained a regularly scheduled preventive maintenance/service contract in accordance with Section 7.1 above, (ii) Tenant has properly and in good faith consistently maintained and repaired the HVAC System servicing the Premises, (iii) Tenant has consistently maintained Tenant’s Use and Maintenance Standard and the need for any such replacement does not arise from acts (other than normal and appropriate use in accordance with the permitted use) or omissions, abuse or misuse by Tenant or any of Tenant’s Representatives or Visitors, then Landlord shall perform such replacement at its cost and Tenant shall reimburse Landlord for such cost and expense by payments of monthly Additional Rent in an amount that would fully amortize such cost and expense, with interest at one percent (1%) in excess of the Wall Street Journal prime lending rate announced from time to time, as of the date such expense is incurred, over the projected useful life of the HVAC System being replaced, as reasonably determined by Landlord taking into consideration Tenant’s use of the equipment (including the number of hours of operation of such equipment). Such Additional Rent obligation shall continue during the remaining balance of the Term until such cost and expense is fully amortized or until the expiration of the Term, as it may be extended from time to time, whichever comes first. Specifically, if the Tenant has exercised an Extension Option provided in this Lease, Tenant’s obligation to make such payments of Additional Rent shall continue during the applicable Extension Period or if the Term has expired or terminated earlier for any reason, Tenant shall make a lump sum payment to Landlord in the amount of the remaining unamortized amount of the cost of the HVAC System replacement. Landlord’s obligation to replace the HVAC System shall not apply to any supplemental heating, ventilating and air conditioning unit installed by or for the benefit of Tenant.

7.3Landlord hereby reserves the right, at any time and from time to time, without liability to Tenant, and without constituting an eviction, constructive or otherwise, or entitling Tenant to any abatement of rent or to terminate this Lease or otherwise releasing Tenant from any of Tenant’s obligations under this Lease:

(a)To make alterations, additions, repairs, improvements to or in or to decrease the size of area of, all or any part of the Project other than the Building, the fixtures and equipment therein, and the Building Systems; provided, however, Landlord shall not have any right under this provision to permanently, materially and adversely affect Tenant’s access to and use of the Premises, except only as may be required to comply with Laws or as a result of any fire or other casualty or Condemnation;

(b)To change the Building’s name or street address;

(c)To install and maintain any and all signs on the exterior and interior of the Building;

(d)To reduce, increase, enclose or otherwise change at any time and from time to time the size, number, location, lay-out and nature of the Common Areas (including the Parking Facility) and the Amenity Area and other tenancies and premises in the Project and to create additional rentable areas through use or enclosure of common areas; and

(e)If any governmental authority promulgates or revises any Law or imposes mandatory or voluntary controls or guidelines on Landlord or the Project relating to the use or conservation of energy or utilities or the reduction of automobile or other emissions or reduction or management of traffic or parking on the Project (collectively “Controls”), to comply with such Controls, whether mandatory or voluntary, or make any alterations to the Project related thereto.

(f)In exercising its rights under this Section 7.3, Landlord agrees to use commercially reasonable efforts to minimize any interruption to or disruption of Tenant's use of, and access to, the Premises and the Common Areas.

8.TENANT’S TAXES.  “Tenant’s Taxes” shall mean (a) all taxes, assessments, license fees and other governmental charges or impositions levied or assessed against or with respect to Tenant’s personal property or Trade Fixtures in the Premises, whether any such imposition is levied directly against Tenant or levied against Landlord or the Project, (b) all rental, excise, sales or transaction privilege taxes arising out of this Lease (excluding, however, state and federal personal or corporate income taxes measured by the income of Landlord from all sources) imposed by any taxing authority upon Landlord or upon Landlord’s receipt of any rent payable by Tenant pursuant to the terms of this Lease (“Rental Tax”), and (c) any increase in Taxes attributable to inclusion of a value placed on Tenant’s personal property, Trade Fixtures or Alterations.  Tenant shall pay any Rental Tax to Landlord in addition to and at the same time as Base Rent is payable under this Lease, and shall pay all other Tenant’s Taxes before delinquency (and, at Landlord’s request, shall furnish Landlord satisfactory evidence thereof).  If Landlord pays Tenant’s Taxes or any portion thereof, Tenant shall reimburse Landlord upon demand for the amount of such payment, together with interest at the Interest Rate from the date of Landlord’s payment to the date of Tenant’s reimbursement.

9.UTILITIES AND SERVICES.

9.1Description of Services.  The Business Hours are specified in the Basic Lease Information (“Business Hours”). The business days are weekdays except public holidays (“Business Days”).  During the Term Landlord shall clean the Common Areas and provide related cleaning supplies during Business Hours.

9.2Payment for Utilities and Services.

(a)Tenant shall be responsible to pay for the costs of all utilities for the Premises (the “Premises Utilities”), including the costs of (i) electricity, (ii) gas, (iii) water and sanitary sewer, (iv) telephone and data systems, and (v) lighting tube and bulb replacement for lighting fixtures. Tenant shall provide janitorial services and waste removal for the Premises and all taxes, levies, fees and surcharges thereon.  The cost of Premises Utilities shall be included in Operating Costs (unless and to the extent the same is metered or submetered).  If any utility to the Premises is separately metered, Tenant shall pay the costs of such utility for the Premises directly to the public utility company or service provider.  If such utility is submetered, Tenant shall pay the costs of such utility to Landlord within thirty (30) days after Landlord invoices Tenant therefor, based upon the metered readings.

(b)If the temperature otherwise maintained in any portion of the Premises by the HVAC systems of the Building is affected, or any portion of the Building Systems are adversely and unreasonably affected, as a result of any lights, machines or equipment used by Tenant in the Premises, or for any other reason, then Tenant shall be responsible, at Tenant’s sole cost and expense, and at Tenant’s option to install any machinery or equipment reasonably necessary to restore the temperature, including modifications to the standard air-conditioning equipment, which modifications or Alterations shall comply with the terms and conditions of Section 6 above.

9.3Interruption of Services.  In the event of an interruption in or failure or inability to provide any services or utilities to the Premises or Building for any reason (a “Service Failure”), such Service Failure shall not, regardless of its duration, impose upon Landlord any liability whatsoever, constitute an eviction of Tenant, constructive or otherwise, entitle Tenant to an abatement of rent or to terminate this Lease or otherwise release Tenant from any of Tenant’s obligations under this Lease.  Tenant hereby waives any benefits of any applicable existing or future Law, including the provisions of California Civil Code Section 1932(1), permitting the termination of this Lease due to such interruption, failure or inability.

9.4Sole Electrical Representative.  Landlord shall maintain exclusive control over and be the sole representative with respect to reception, utilization and distribution of electric power, regardless of point or means of origin, use or generation.  Tenant shall not have the right to contract directly with any provider of electrical power or services.

9.5Telecommunications.  Tenant shall have the right to contract directly with telecommunications and media service providers (each a “Telecommunications Provider”) of Tenant’s choice, subject to the provisions of this Section 9.5 and other provisions of this Lease.  Upon request from Tenant Landlord agrees to deliver to Tenant a list of Telecommunication Providers then serving the Project. If Tenant desires to (a) obtain service from or enter into a contract with any Telecommunication Provider which at the time of Tenant’s request does not serve the Project, or (b) obtain services which will require installation of new equipment by a Telecommunication Provider then serving the Project, then prior to providing service, any such

Telecommunication Provider must enter into a written agreement with Landlord, acceptable to Landlord in Landlord’s sole discretion, setting forth the terms and conditions of the access to be granted to any such Telecommunication Provider.  Landlord shall not be obligated to incur any expense, liability or costs in connection with any Telecommunication Provider proposed by Tenant.  All installations made by Telecommunication Providers shall be subject to Landlord’s prior written approval and shall be made in accordance with the provisions of Section 6 of this Lease.

9.6Direct Billing.  To the extent required by applicable Laws, if Tenant is billed directly by a public utility with respect to Tenant’s electrical usage at the Premises, then, upon request, Tenant shall provide monthly electrical utility usage for the Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord’s option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant's electricity usage with respect to the Premises directly from the applicable utility company.

10.EXCULPATION AND INDEMNIFICATION.

10.1Landlord’s Indemnification of Tenant.  Landlord shall indemnify, protect, defend and hold Tenant harmless from and against any claims, actions, liabilities, damages, costs or expenses, including reasonable consultants’, expert witnesses’ and attorneys’ fees and costs incurred in defending against the same (“Claims”) asserted by any third party against Tenant for loss, injury or damage, to the extent such loss, injury or damage is caused by the willful misconduct or gross negligent acts or omissions of Landlord or its authorized representatives.

10.2Tenant’s Indemnification of Landlord.  Tenant shall indemnify, protect, defend and hold the Landlord Parties harmless from and against Claims arising from (a) the acts or omissions of Tenant or Tenant’s Representatives or Visitors in or about the Project (including, without limitation, the roof of the Building, Parking Facility or loading dock), or (b) any construction or other work or maintenance undertaken by Tenant on the Premises or elsewhere in the Project (including any design defects), or (c) any breach or default under this Lease by Tenant, or (d) any loss, injury or damage, howsoever and by whomsoever caused, to any person or property, arising out of or relating to Tenant’s occupancy or operation and occurring in or about the Premises or elsewhere in the Project (including, without limitation, the roof of the Building, Parking Facility or loading dock).

10.3Damage to Tenant and Tenant’s Property.  The Landlord Parties shall not be liable to Tenant for any loss, injury or other damage (including theft) to Tenant or to Tenant’s property in or about the Premises or the Project (including, without limitation, the roof of the Building, Parking Facility or loading dock) from any cause (including defects in the Project or in any equipment in the Building; the failure of any security measures, safety-related equipment, fixtures or improvements installed or maintained at the Premises or Project; fire, explosion or other casualty; bursting, rupture, leakage or overflow of any plumbing or other pipes or lines, sprinklers, tanks, drains, drinking fountains or washstands in, above, or about the Premises or the Building; or acts of other tenants in the Project).  Tenant hereby waives all claims against Landlord Parties for any such loss, injury or damage and the cost and expense of defending against claims relating thereto, including any loss, injury or damage caused by Landlord’s negligence (active or passive) or willful misconduct.  Notwithstanding any other provision of this Lease to the contrary, in no event shall Landlord be liable to Tenant for any punitive or consequential damages or damages for loss of business by Tenant.

10.4Survival.  The obligations of the parties under this Section 10 shall survive the expiration or termination of this Lease.

11.INSURANCE.

11.1Tenant’s Insurance.

(a)Liability Insurance.  Tenant shall at all times following complete execution of this Lease maintain in full force, commercial general liability insurance providing coverage on an occurrence form basis with limits of not less than Three Million Dollars ($3,000,000.00) each occurrence for bodily injury and property damage combined, Three Million Dollars ($3,000,000.00) annual general aggregate, and Two Million Dollars ($2,000,000.00) products and completed operations annual aggregate.  Tenant’s liability insurance policy or policies shall:  (i) include premises and operations liability coverage, products and completed operations liability coverage, broad form property damage coverage including completed operations, blanket contractual liability coverage including, to the maximum extent possible, coverage for the indemnification obligations of Tenant under this Lease, and personal and advertising injury coverage; (ii) provide that the insurance company has the duty to defend all named and additional insureds under the policy; (iii) provide that defense costs are paid in addition to and do not deplete any of the policy limits; (iv) cover liabilities arising out of or incurred in connection with Tenant’s use or occupancy of the Premises or the Project; (v) extend coverage to cover liability for the actions of Tenant’s Representatives and Visitors; and (vi) either designate separate limits for the Project acceptable to Landlord, or provide that the entire insured limits are available for occurrences relating to the Project.  Each policy of liability insurance required by this Section shall:  (i) contain a separation of insureds clause or otherwise provide cross-liability coverage; (ii) provide that it is primary insurance and no insurance carried by Landlord or Landlord Parties shall contribute to any loss arising out of Tenant’s occupancy or use of the Premises; (iii) name as additional insureds the Landlord Parties, the Property Manager identified in the Basic Lease Information (the “Property Manager”), all Mortgagees (as defined in Section 20.2 of this Lease) and such other parties in interest as Landlord may reasonably designate to Tenant in writing; and (iv) provide that any failure to comply with the reporting provisions under the policies shall not affect coverage provided such additional insureds.  Such additional insureds shall be provided at least the same extent of coverage as is provided to Tenant under such policies.  All endorsements effecting such additional insured status shall be at least as broad as additional insured endorsement form number CG 20 11 01 96 promulgated by the Insurance Services Office.

(b)Business Auto Liability covering owned (if any), non-owned and hired vehicles with a limit of not less than $1,000,000 per accident;

(c)Statutory Workers Compensation and Employers Liability with limits of not less than $1,000,000 per employee, accident and disease pursuant to all applicable state and local statutes and regulations;

(d)Excess/Umbrella Liability with a limit of not less than $5,000,000 scheduling as primary insurance the Commercial General Liability, Auto Liability and Employers Liability

(e)Property Insurance.  Tenant shall at all times (including any construction or installation periods, whether or not included in the Term) maintain in effect with respect to any

Alterations and Tenant’s Trade Fixtures and personal property, commercial property insurance providing coverage, on an “all risk” or “special form” basis, in an amount equal to at least 90% of the full replacement cost of the covered property, plus twelve months of rents.  Tenant may carry such insurance under a blanket policy, provided that such policy provides coverage equivalent to a separate policy.  During the Term, the proceeds from any such policies of insurance shall be used for the repair or replacement of the Alterations, Trade Fixtures and personal property so insured.  The Landlord Parties shall be provided coverage under such insurance to the extent of their insurable interest and, if requested by Landlord, both Landlord and Tenant shall sign all documents reasonably necessary or proper in connection with the settlement of any claim or loss under such insurance.  Landlord will have no obligation to carry insurance on any Alterations or on Tenant’s Trade Fixtures or personal property.

(f)Requirements For All Policies.  Each policy of insurance required under this Section 11.1 shall:  (i) be in a form, and written by an insurer, reasonably acceptable to Landlord, (ii) be maintained at Tenant’s sole cost and expense, (iii) include waiver of subrogation endorsements in favor of Landlord for the CGL, Workers Compensation, and Auto Liability policies, and (iv) require the insurer to give additional insureds at least thirty (30) days’ written notice to Landlord prior to any cancellation, nonrenewal or modification  of insurance coverage.  Insurance companies issuing such policies shall have rating classifications of “A” or better and financial size category ratings of “VIII” or better according to the latest edition of the A.M. Best Key Rating Guide. All insurance companies issuing such policies shall be admitted carriers licensed to do business in the state where the Building is located.  Any deductible amount under such insurance shall not exceed $25,000.  Tenant shall provide to Landlord, upon execution of this lease and annually at renewal thereafter as outlined in (h) below, evidence that the insurance required to be carried by Tenant pursuant to this Section, including any endorsement effecting the additional insured status, is in full force and effect and that premiums therefor have been paid.

(g)Updating Coverage.  Tenant shall increase the amounts of insurance as required by any Mortgagee, and, not more frequently than once every three (3) years, as reasonably recommended by Landlord, if, in the opinion of either of them, the amount of insurance then required under this Lease is not adequate.  Any limits set forth in this Lease on the amount or type of coverage required by Tenant’s insurance shall not limit the liability of Tenant under this Lease.

(h)Certificates of Insurance.  Prior to any entry into or occupancy of the Premises by Tenant, and not less than thirty (30) days prior to expiration of any policy thereafter, Tenant shall furnish to Landlord a certificate of insurance reflecting that the insurance required by this Section is in force, accompanied by an endorsement showing the required additional insureds satisfactory to Landlord in substance and form.

11.2Landlord’s Insurance.  During the Term, to the extent such coverages are available at a commercially reasonable cost, Landlord shall maintain in effect insurance on the Building with responsible insurers, on an “all risk” or “special form” basis, insuring the Building and the Tenant Improvements in an amount equal to at least 90% of the replacement cost thereof, excluding land, foundations, footings and underground installations.  Landlord may, but shall not be obligated to, carry insurance against additional perils and/or in greater amounts.

11.3Mutual Waiver of Right of Recovery & Waiver of Subrogation.  Notwithstanding anything in this Lease to the contrary, Landlord and Tenant each hereby waive and release any and all rights of recovery against the other, and agree not to seek to recover from the other or to make any claim against the other, and in the case of Landlord, against all Tenant Parties, and in the case of Tenant, against all Landlord Parties, for any damage or loss incurred by the waiving/releasing party to the extent such loss or damage is insured under any insurance policy required by this Lease or which would have been so insured had the party carried the insurance it was required to carry hereunder.  Tenant shall obtain from its subtenants and other occupants of the Premises a similar waiver and release of claims against Tenant and Landlord.   All provisions in this Lease that pertain to property damage, or the repair thereof, are expressly subject and subordinate to this section. In addition, the parties hereto (and in the case of Tenant, its subtenants and other occupants of the Premises) shall procure an appropriate clause in, or endorsement on, any insurance policy required by this Lease pursuant to which the insurance company waives subrogation.  The insurance policies required by this Lease shall contain no provision that would invalidate or restrict the parties’ waiver and release of the rights of recovery in this section.  The parties hereto covenant that no insurer shall hold any right of subrogation against the parties hereto by virtue of such insurance policy.

12.DAMAGE OR DESTRUCTION.

12.1Landlord’s Duty to Repair.

(a)If all or a substantial part of the Premises are rendered untenantable or inaccessible by damage to all or any part of the Building from fire or other casualty during the Term, then, unless either party is entitled to and elects to terminate this Lease pursuant to Sections 12.2 - Landlord’s Right to Terminate and 12.3 - Tenant’s Right to Terminate, Landlord shall, at its expense, use reasonable efforts to repair and restore the Premises and/or the Building, as the case may be, to substantially their former condition to the extent permitted by then applicable Laws; provided, however, that in no event shall Landlord have any obligation for repair or restoration beyond the extent of insurance proceeds received by Landlord for such repair or restoration, or for any of Tenant’s personal property, Trade Fixtures or Alterations.

(b)If Landlord is required or elects to repair damage to the Premises and/or the Building, this Lease shall continue in effect, but Tenant’s Base Rent and Additional Rent shall be abated with regard to any portion of the Premises that Tenant is prevented from using by reason of such damage or its repair from the date of the casualty until substantial completion of Landlord’s repair of the affected portion of the Premises as required under this Lease.  In no event shall Landlord be liable to Tenant by reason of any injury to or interference with Tenant’s business or property arising from fire or other casualty or by reason of any repairs to any part of the Building necessitated by such casualty.

12.2Landlord’s Right to Terminate.  Landlord may elect to terminate this Lease following damage by fire or other casualty under the following circumstances:

(a)If, in the reasonable judgment of Landlord, the Premises and the Building cannot be substantially repaired and restored under applicable Laws within one (1) year from the date of the casualty;

(b)If, in the reasonable judgment of Landlord, adequate proceeds are not, for any reason, made available to Landlord from Landlord’s insurance policies (and/or from Landlord’s funds made available for such purpose, at Landlord’s sole option) to make the required repairs;

(c)If the Building is damaged or destroyed to the extent that, in the reasonable judgment of Landlord, the cost to repair and restore the Building would exceed fifteen percent (15%) of the full replacement cost of the Building, whether or not the Premises are at all damaged or destroyed; or

(d)If the fire or other casualty occurs during the last year of the Term or if upon completion of repair and restoration there would be less than one (1) year remaining in the Term.

If any of the circumstances described in subparagraphs (a), (b), (c) or (d) of this Section 12.2 occur or arise, Landlord shall give Tenant notice within one hundred and twenty (120) days after the date of the casualty, specifying whether Landlord elects to terminate this Lease as provided above and, if not, Landlord’s estimate of the time required to complete Landlord’s repair obligations under this Lease.

12.3Tenant’s Right to Terminate.  If all or a substantial part of the Premises are rendered untenantable or inaccessible by damage to all or any part of the Building from fire or other casualty, and Landlord does not elect to terminate as provided above, then Tenant may elect to terminate this Lease if Landlord’s estimate of the time required to complete Landlord’s repair obligations under this Lease is greater than one (1) year, in which event Tenant may elect to terminate this Lease by giving Landlord notice of such election to terminate within thirty (30) days after Landlord’s notice to Tenant pursuant to Section 12.2 - Landlord’s Right to Terminate.

12.4Waiver.  Landlord and Tenant each hereby waive the provisions of California Civil Code Sections 1932(2), 1933(4) and any other applicable existing or future Law permitting the termination of a lease agreement in the event of damage or destruction under any circumstances other than as provided in Sections 12.2 - Landlord’s Right to Terminate and 12.3 - Tenant’s Right to Terminate.

13.CONDEMNATION.

13.1Definitions.

(a)“Award” shall mean all compensation, sums, or anything of value awarded, paid or received on a total or partial Condemnation.

(b)“Condemnation” shall mean (i) a permanent taking (or a temporary taking for a period extending beyond the end of the Term) pursuant to the exercise of the power of condemnation or eminent domain by any public or quasi-public authority, private corporation or individual having such power (“Condemnor”), whether by legal proceedings or otherwise, or (ii) a voluntary sale or transfer by Landlord to any such authority, either under threat of condemnation or while legal proceedings for condemnation are pending.

(c)“Date of Condemnation” shall mean the earlier of the date that title to the property taken is vested in the Condemnor or the date the Condemnor has the right to possession of the property being condemned.

13.2Effect on Lease.

(a)If the Premises are totally taken by Condemnation, this Lease shall terminate as of the Date of Condemnation.  If a portion but not all of the Premises is taken by Condemnation, this Lease shall remain in effect; provided, however, that if the portion of the Premises remaining after the Condemnation will be unsuitable for Tenant’s continued use, then upon notice to Landlord within thirty (30) days after Landlord notifies Tenant of the Condemnation, Tenant may terminate this Lease effective as of the Date of Condemnation; provided, however, that a regulatory action, ordinance or Law limiting or temporarily prohibiting Tenant’s right to enter or use the Premises or the Building shall not be construed as a taking or appropriation hereunder and Tenant shall have no right to rent abatement or termination right as a result thereof.

(b)If fifteen percent (15%) or more of the Project or of the parcel(s) of land on which the Building is situated or of the Parking Facility or of the floor area in the Building is taken by Condemnation, or if as a result of any Condemnation the Building is no longer reasonably suitable for use as an office building, whether or not any portion of the Premises is taken, Landlord may elect to terminate this Lease, effective as of the Date of Condemnation, by notice to Tenant within thirty (30) days after the Date of Condemnation.

(c)If all or a portion of the Premises is temporarily taken by a Condemnor for a period not extending beyond the end of the Term, this Lease shall remain in full force and effect.

13.3Restoration.  If this Lease is not terminated as provided in Section 13.2 - Effect on Lease, Landlord, at its expense, shall diligently proceed to repair and restore the Premises to substantially its former condition (to the extent permitted by then applicable Laws) and/or repair and restore the Building to an architecturally complete office building; provided, however, that Landlord’s obligations to so repair and restore shall be limited to the amount of any Award received by Landlord and not required to be paid to any Mortgagee (as defined in Section 20.2 below).  In no event shall Landlord have any obligation to repair or replace any improvements in the Premises beyond the amount of any Award received by Landlord for such repair or to repair or replace any of Tenant’s personal property, Trade Fixtures, or Alterations.

13.4Abatement and Reduction of Rent.  If any portion of the Premises is taken in a Condemnation or is rendered permanently untenantable by repairs necessitated by the Condemnation, and this Lease is not terminated, the Base Rent and Additional Rent payable under this Lease shall be proportionally reduced as of the Date of Condemnation based upon the percentage of rentable square feet in the Premises so taken or rendered permanently untenantable.  In addition, if this Lease remains in effect following a Condemnation and Landlord proceeds to repair and restore the Premises, the Base Rent and Additional Rent payable under this Lease shall be abated during the period of such repair or restoration to the extent such repairs prevent Tenant’s use of the Premises.

13.5Awards.  Any Award made shall be paid to Landlord, and Tenant hereby assigns to Landlord, and waives all interest in or claim to, any such Award, including any claim for the value of the unexpired Term; provided, however, that Tenant shall be entitled to receive, or to prosecute a separate claim for, an Award for a temporary taking of the Premises or a portion thereof by a Condemnor where this Lease is not terminated (to the extent such Award relates to the unexpired Term), or an Award or portion thereof separately designated for relocation expenses or the interruption of or damage to Tenant’s business or as compensation for Tenant’s personal property, Trade Fixtures or Alterations, provided that in no event will any Award to Tenant reduce any Award to which Landlord would otherwise be entitled.

13.6Waiver.  Landlord and Tenant each hereby waive the provisions of California Code of Civil Procedure Section 1265.130 and any other applicable existing or future Law allowing either party to petition for a termination of this Lease upon a partial taking of the Premises and/or the Project.

14.ASSIGNMENT AND SUBLETTING.

14.1Landlord’s Consent Required.  Tenant shall not assign this Lease or any interest therein, or sublet or license or permit the use or occupancy of the Premises or any part thereof by or for the benefit of anyone other than Tenant, or in any other manner transfer all or any part of Tenant’s interest under this Lease (each and all a “Transfer”), without the prior written consent of Landlord, which consent (subject to the other provisions of this Section 14) shall not be unreasonably withheld or delayed.  If Tenant is a business entity, any direct or indirect transfer of fifty percent (50%) or more of the ownership interest of the entity (whether in a single transaction or in the aggregate through more than one transaction), including a merger or consolidation, shall be deemed a Transfer.  Notwithstanding any provision in this Lease to the contrary, Tenant shall not mortgage, pledge, hypothecate or otherwise encumber this Lease or all or any part of Tenant’s interest under this Lease.  Any assignee, subtenant, user or other transferee under any proposed Transfer is herein called a “Proposed Transferee”.  Any assignee, subtenant, user or other transferee is herein called a “Transferee”.

14.2Reasonable Consent.

(a)At least thirty (30) days prior to any proposed Transfer, Tenant shall submit in writing to Landlord (i) the name and legal composition of the Proposed Transferee; (ii) the nature of the business proposed to be carried on in the Premises; (iii) a current balance sheet, and income and cash flow statements for the last three (3) years and such other reasonable financial and other information concerning the Proposed Transferee as Landlord may request; and (iv) a copy of the proposed assignment, sublease or other agreement governing the proposed Transfer in final form.  Within thirty (30) days after Landlord receives all such information it shall notify Tenant whether it approves or disapproves such Transfer or if it elects to proceed under Section 14.7 - Landlord’s Right to Space.

(b)Tenant acknowledges and agrees that, among other circumstances for which Landlord could reasonably withhold consent to a proposed Transfer, it shall be reasonable for Landlord to withhold consent where (i) the Proposed Transferee does not intend itself to occupy the entire portion of the Premises assigned or sublet, (ii) Landlord reasonably disapproves of the Proposed Transferee’s business operating ability or history, reputation or creditworthiness or the character of the business to be conducted by the Proposed Transferee at the Premises, (iii) the Proposed Transferee is a governmental agency or unit or an existing tenant or an affiliate of an existing tenant in the Project (provided, however, Landlord will not withhold its consent solely because the proposed subtenant or assignee is an existing tenant of the Project or affiliate of an existing tenant of the Project if Landlord does not have space available for lease in the Project that is comparable to the space Tenant desires to sublet or assign.  Landlord shall be deemed to have comparable space if it has, or will have, space available in the Project that is approximately the same size as the space Tenant desires to sublet or assign within 4 months of the proposed commencement of the proposed sublease or assignment), (iv) the proposed Transfer would violate any “exclusive” rights of any tenants in the Project, (v) Landlord or Landlord’s agent has shown space in the Project to the Proposed Transferee or responded to any inquiries from the Proposed Transferee or the Proposed Transferee’s agent concerning availability of space in the Project, at any time within the preceding nine months, (vi) a proposed Transfer would violate any Encumbrance, (vii) any Mortgagee objects to the proposed Transfer, (viii)  the proposed agreement governing the Transfer purports to expand the Tenant’s rights under the Lease, or modify or constrain any of Landlord’s rights under the Lease, (ix) Landlord otherwise reasonably determines that the proposed Transfer would have the effect of decreasing the value of the Project or increasing the expenses associated with operating, maintaining and repairing the Project, (x) the Proposed Transferee is a tenant in the Project, or (xi) the financial strength of the Proposed Transferee at the time of the proposed Transfer is not at least equal to that of Tenant at the time of execution of this Lease.  In no event may Tenant publicly offer or advertise all or any portion of the Premises for assignment or sublease at a rental less than that then sought by Landlord for a direct lease (non-sublease) of comparable space in the Project.

14.3Excess Consideration.  If Landlord consents to a Transfer, Tenant shall pay to Landlord, as Additional Rent, within ten (10) days after receipt by Tenant, fifty percent (50%) of all “Transfer Consideration”, which shall mean any consideration paid or payable by the Transferee for the Transfer.  In the case of a sublease, Transfer Consideration includes any “key money” or other non-rent consideration payable in connection with the sublease, plus the excess of the rent payable by the subtenant over the amount of Base Rent and Additional Rent payable hereunder applicable to the subleased space, less the direct, out-of-pocket expenses and costs for necessary Alterations and brokerage commission costs paid by Tenant to procure the subtenant.  Any such costs for Alterations and brokerage commissions shall be amortized on a straight basis over the term of the sublease.  In the case of an assignment (including any Transfer resulting from a change in ownership, merger or consolidation), Transfer Consideration includes the value of the Lease (whether or not expressly allocated or otherwise provided for in such transaction) and any other consideration paid or payable by the Transferee for the assignment of the Lease.

14.4No Release Of Tenant.  No consent by Landlord to any Transfer shall relieve Tenant of any obligation to be performed by Tenant under this Lease, whether occurring before or after such consent, assignment, subletting or other Transfer.  Each Transferee shall be jointly and severally liable with Tenant (and Tenant shall be jointly and severally liable with each Transferee) for the payment of rent (or, in the case of a sublease, rent in the amount set forth in the sublease) and for the performance of all other terms and provisions of this Lease.  The consent by Landlord to any Transfer shall not relieve Tenant or any such Transferee from the obligation to obtain Landlord’s express prior written consent to any subsequent Transfer by Tenant or any Transferee.  The acceptance of rent by Landlord from any other person (whether or not such person is an occupant of the Premises) shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer.

14.5Expenses and Attorneys’ Fees.  Tenant shall pay to Landlord on demand all costs and expenses (including reasonable attorneys’ fees) incurred by Landlord in connection with reviewing or consenting to any proposed Transfer (including any request for consent to, or any waiver of Landlord’s rights in connection with, any security interest in any of Tenant’s property at the Premises). Notwithstanding the foregoing, provided that neither the Tenant nor the Proposed Transferee requests any material changes to this Lease or Landlord’s standard form of consent in connection with the proposed Transfer, the attorney’s fees payable by Tenant pursuant to this Section 14.5 shall not exceed $5,000.00 for such proposed Transfer.

14.6Effectiveness of Transfer.  Prior to the date on which any Transfer (whether or not requiring Landlord’s consent) becomes effective, Tenant shall deliver to Landlord a counterpart of the fully executed Transfer document and Landlord’s standard form of Consent to Assignment or Consent to Sublease executed by Tenant and the Transferee in which each of Tenant and the Transferee confirms its obligations pursuant to this Lease.  Failure or refusal of a Transferee to execute any such instrument shall not release or discharge the Transferee from liability as provided herein.  The voluntary, involuntary or other surrender of this Lease by Tenant, or a mutual cancellation by Landlord and Tenant, shall not work a merger, and any such surrender or cancellation shall, at the option of Landlord, either terminate all or any existing subleases or operate as an assignment to Landlord of any or all of such subleases.

14.7Landlord’s Right to Space.  Notwithstanding any of the above provisions of this Section to the contrary, if Tenant notifies Landlord that it desires to enter into a Transfer, Landlord, in lieu of consenting to such Transfer, may elect by written notice to Tenant within thirty (30) days following submission to Landlord by Tenant of the information specified in Section 14.2, (a) in the case of an assignment or a sublease of the entire Premises, to terminate this Lease, or (b) in the case of a sublease of less than the entire Premises, to terminate this Lease as it relates to the space proposed to be subleased by Tenant.  In such event, this Lease will terminate (or the space proposed to be subleased will be removed from the Premises subject to this Lease and the Base Rent and Tenant’s Share under this Lease shall be proportionately reduced) as of the termination date specified in such, and Landlord may lease such space to any party, including the prospective Transferee identified by Tenant.

14.8Assignment of Sublease Rents.  Tenant hereby absolutely and irrevocably assigns to Landlord any and all rights to receive rent and other consideration from any sublease and agrees that Landlord, as assignee or as attorney-in-fact for Tenant for purposes hereof, or a receiver for Tenant appointed on Landlord’s application may (but shall not be obligated to) collect such rents and other consideration and apply the same toward Tenant’s obligations to Landlord under this Lease; provided, however, that Landlord grants to Tenant at all times prior to occurrence of any breach or default by Tenant a revocable license to collect such rents (which license shall automatically and without notice be and be deemed to have been revoked and terminated immediately upon any Event of Default).

14.9Permitted Transfers.  Notwithstanding any provision contained in this Section 14 to the contrary, Tenant shall have the right, without the consent of Landlord, upon ten (10) days prior written notice to Landlord, to Transfer this Lease to any of the following entities (each a “Permitted Transferee”, a Transfer to a Permitted Transferee being a “Permitted Transfer” ), so long as the Permitted Transferee has a tangible net worth sufficient to fulfill the obligations of the original

Tenant under this Lease being assumed by the Permitted Transferee and no less than the tangible net worth of Tenant immediately prior to such Transfer, and so long as such Transfer is not objectionable to Landlord under any of Subsections 14.2(b)(iii), (iv), (vi), (viii) or (ix) of this Lease: (i)  a successor corporation related to Tenant by merger, consolidation, or non-bankruptcy reorganization, (ii) a purchaser of at least ninety percent (90%) of Tenant’s assets as an ongoing concern, or (iii) an “Affiliate” of Tenant.  The provisions of Sections 14.3 and 14.7 shall not apply with respect to a Permitted Transfer, but any Permitted Transfer pursuant to the provisions of this Section 14.9 shall be subject to all of the other provisions of this Lease.  Tenant shall remain liable under this Lease after any such transfer.  For the purposes of this Section 14, the term “Affiliate” of Tenant shall mean and refer to any entity controlling, controlled by or under common control with Tenant or Tenant’s parent or subsidiary, as the case may be.  “Control” as used herein shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such controlled entity; and the ownership, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty percent (50%) of the voting interest in any entity. Notwithstanding Tenant’s right to make a Permitted Transfer pursuant to the provisions of this Section 14.9, Tenant may not, through use of its rights under this Section 14 in two or more transactions (whether separate transactions or steps or phases of a single transaction), at one time or over time, whether by first assigning this Lease to a subsidiary and then merging the subsidiary into another entity or selling the stock of the subsidiary or by other means, assign or sublease the Premises, or transfer control of Tenant, to any person or entity which is not a subsidiary, affiliate or controlling corporation of the original Tenant, as then constituted, existing prior to the commencement of such transactions, without first obtaining Landlord’s prior written consent and complying with all other applicable provisions of this Section 14.

14.10Permitted Users. Provided that Tenant is not in default under this Lease beyond applicable notice and cure periods, Tenant shall have the right to permit the Premises to be used by one or more of Tenant’s service providers only for the provision of services to Tenant and its Representatives without the prior consent of Landlord, provided that in no event shall the total space used by such party (referred to herein as the “Permitted User”) exceed ten percent (10%) of the Premises and further provided that Tenant does not separately demise such space.  Tenant shall provide Landlord with the name of each Permitted User at least ten (10) days prior to the date on which such Permitted User occupies a portion of the Premises.  In no event shall Tenant allow any Permitted User to use the Premises for a purpose other than the use expressly permitted in this Lease or to otherwise use the Premises in violation of any of the terms and conditions of this Lease, any applicable Laws or any of the rule and regulations applicable to the Premises of Project.  All notices required of Landlord under this Lease shall be forwarded only to Tenant in accordance with the terms of this Lease and in no event shall Landlord be required to send any notices to any Permitted User.  A violation of any of the foregoing by any Permitted User which is not cured within the applicable cure period shall be considered to be an Event of Default by Tenant hereunder.  In addition, Tenant’s indemnification obligations pursuant to Section 10 shall apply to the acts and omissions of any Permitted User and to any use of the Premises or the Project by the Permitted User.  Tenant hereby agrees to cause any insurance to be maintained by Tenant under the Lease to be extended to cover the acts and omissions of the Permitted User (including such Permitted User’s agent, employees, contractors, customers and invitees) while in the Premises and/or the Project.  In no event shall the occupancy of any portion of the Premises by a Permitted User be deemed to create a landlord/tenant relationship between Landlord and such Permitted User, and, in all instances, Tenant shall be considered the sole tenant under the Lease notwithstanding the occupancy of any portion of the

Premises by the Permitted User.  Tenant shall not identify any party as a Permitted User solely in an effort to contravene the requirement for Landlord’s consent and other applicable sections of this Lease respecting assignments of this Lease and subleases of all or any portion of the Premises as the same are set forth in this Lease.

15.DEFAULT AND REMEDIES.

15.1Events of Default.  The occurrence of any of the following shall constitute an “Event of Default” by Tenant:

(a)Tenant fails to make any payment of Rent when due, or any amount required to replenish the Security Deposit as provided in Section 4 above, if payment in full is not received by Landlord within three (3) Business Days after written notice that it is due.  If Landlord accepts any past due Rent, such acceptance shall not be a waiver of any other prior breach by Tenant under this Lease, other than the failure of Tenant to pay the particular past due Rent which Landlord has accepted.

(b)Tenant abandons the Premises.

(c)Tenant fails timely to deliver any subordination document, estoppel certificate or financial statement requested by Landlord within the applicable time period specified in Sections 20 - Encumbrances - and 21 - Estoppel Certificates and Financial Statements - below.

(d)Tenant violates the restrictions on Transfer set forth in Section 14 - Assignment and Subletting.

(e)Tenant ceases doing business as a going concern; makes an assignment for the benefit of creditors; is adjudicated an insolvent, files a petition (or files an answer admitting the material allegations of a petition) seeking relief under any state or federal bankruptcy or other statute, law or regulation affecting creditors’ rights; all or substantially all of Tenant’s assets are subject to judicial seizure or attachment and are not released within 30 days, or Tenant consents to or acquiesces in the appointment of a trustee, receiver or liquidator for Tenant or for all or any substantial part of Tenant’s assets.

(f)Tenant fails, within ninety (90) days after the commencement of any proceedings against Tenant seeking relief under any state or federal bankruptcy or other statute, law or regulation affecting creditors’ rights, to have such proceedings dismissed, or Tenant fails, within ninety (90) days after an appointment, without Tenant’s consent or acquiescence, of any trustee, receiver or liquidator for Tenant or for all or any substantial part of Tenant’s assets, to have such appointment vacated.

(g)Tenant fails to perform or comply with any provision of this Lease other than those described in (a) through (f) above, and does not fully cure such failure within thirty (30) days after notice to Tenant or, if such failure cannot be cured within such thirty (30)-day period, Tenant fails within such thirty (30)-day period to commence, and thereafter diligently proceed with, all actions necessary to cure such failure as soon as reasonably possible but in all events within one hundred twenty (120) days of such notice; provided, however, that if Landlord in Landlord’s reasonable judgment determines that such failure cannot or will not be cured by Tenant within such one hundred twenty (120) days, then such failure shall constitute an Event of Default immediately upon such notice to Tenant.

15.2Remedies.  Upon the occurrence of an Event of Default, Landlord shall have the following remedies, which shall not be exclusive but shall be cumulative and shall be in addition to any other remedies now or hereafter allowed by law:

(a)Landlord may terminate Tenant’s right to possession of the Premises at any time by written notice to Tenant.  Tenant expressly acknowledges that in the absence of such written notice from Landlord, no other act of Landlord, including re-entry into the Premises, efforts to relet the Premises, reletting of the Premises for Tenant’s account, storage of Tenant’s personal property and Trade Fixtures, acceptance of keys to the Premises from Tenant or exercise of any other rights and remedies under this Section, shall constitute an acceptance of Tenant’s surrender of the Premises or constitute a termination of this Lease or of Tenant’s right to possession of the Premises.  Upon such termination in writing of Tenant’s right to possession of the Premises, as herein provided, this Lease shall terminate and Landlord shall be entitled to recover damages from Tenant as provided in California Civil Code Section 1951.2 and any other applicable existing or future Law providing for recovery of damages for such breach, including the worth at the time of award of the amount by which the rent which would be payable by Tenant hereunder for the remainder of the Term after the date of the award of damages, including Additional Rent as reasonably estimated by Landlord, exceeds the amount of such rental loss as Tenant proves could have been reasonably avoided, discounted at the discount rate published by the Federal Reserve Bank of San Francisco for member banks at the time of the award plus one percent (1%).

(b)Landlord shall have the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations).

(c)Landlord may cure the Event of Default at Tenant’s expense.  If Landlord pays any sum or incurs any expense in curing the Event of Default, Tenant shall reimburse Landlord upon demand for the amount of such payment or expense with interest at the Interest Rate from the date the sum is paid or the expense is incurred until Landlord is reimbursed by Tenant.

(d)Landlord may remove all of Tenant’s property from the Premises, and such property may be stored by Landlord in a public warehouse or elsewhere at the sole cost and for the account of Tenant.  If Landlord does not elect to store any or all of Tenant’s property left in the Premises, Landlord may consider such property to be abandoned by Tenant, and Landlord may thereupon dispose of such property in any manner deemed appropriate by Landlord.  Any proceeds realized by Landlord on the disposal of any such property shall be applied first to offset all expenses of storage and sale, then credited against Tenant’s outstanding obligations to Landlord under this Lease, and any balance remaining after satisfaction of all obligations of Tenant under this Lease shall be delivered to Tenant.

16.LATE CHARGE AND INTEREST.

16.1Late Charge.  If any payment of Rent is not received by Landlord when due, Tenant shall pay to Landlord on demand as a late charge an additional amount equal to four percent (4%) of the overdue payment.

16.2Interest.  In addition to the late charges referred to above, which are intended to defray Landlord’s costs resulting from late payments, any payment from Tenant to Landlord not paid when due shall at Landlord’s option bear interest from the date due until paid to Landlord by Tenant at the rate of twelve percent (12%) per annum or the maximum lawful rate that Landlord may charge to Tenant under applicable laws, whichever is less (the “Interest Rate”).

17.WAIVER.  No provisions of this Lease shall be deemed waived unless such waiver is in a writing signed by the waiving party.  The waiver by Landlord of any breach of any provision of this Lease shall not be deemed a waiver of such provision or of any subsequent breach of the same or any other provision of this Lease.  No delay or omission in the exercise of any right or remedy upon any default shall impair such right or remedy or be construed as a waiver. Acceptance of any payments of rent due under this Lease shall not be deemed a waiver of any default under this Lease (including Tenant’s recurrent failure to timely pay rent) other than the nonpayment of the accepted sums, and no endorsement or statement on any check or payment or in any letter or document accompanying any check or payment shall be deemed an accord and satisfaction.  Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant.

18.ENTRY, INSPECTION AND CLOSURE.  Upon reasonable oral or written notice to Tenant (and without notice in emergencies), Landlord and its authorized representatives may enter the Premises at reasonable times to:  (a) determine whether the Premises are in good condition, (b) determine whether Tenant is complying with its obligations under this Lease, (c) perform any maintenance or repair of the Premises or the Building that Landlord has the right or obligation to perform, (d) install or repair improvements for other tenants where access to the Premises is required for such installation or repair, (e) serve, post or keep posted any notices required or allowed under the provisions of this Lease, (f) show the Premises to prospective brokers, agents, buyers, transferees, Mortgagees or tenants (during the last year of the Term), or (g) do any other act or thing necessary for the safety or preservation of the Premises or the Building. Except in the case of an emergency, Tenant shall be entitled to have an employee of Tenant accompany the person(s) entering the Premises, provided Tenant makes such employee available at the time Landlord or such other party desires to enter the Premises.  When reasonably necessary Landlord may temporarily close entrances, doors, corridors, elevators or other facilities in the Building without liability to Tenant by reason of such closure.  Landlord shall use commercially reasonable efforts to conduct its activities under this Section in a manner that will minimize inconvenience to Tenant without incurring additional expense to Landlord.  In no event shall Tenant be entitled to an abatement of rent on account of any entry by Landlord, and Landlord shall not be liable in any manner for any inconvenience, loss of business or other damage to Tenant or other persons arising out of Landlord’s entry on the Premises in accordance with this Section.  No action by Landlord pursuant to this paragraph shall constitute an eviction of Tenant, constructive or otherwise, entitle Tenant to an abatement of rent or to terminate this Lease or otherwise release Tenant from any of Tenant’s obligations under this Lease.

19.SURRENDER AND HOLDING OVER.

19.1Surrender.  Upon the expiration or termination of this Lease, Tenant shall surrender the Premises and all Tenant Improvements and Alterations to Landlord broom-clean in good working order and repair, except for reasonable wear and tear, damage from casualty or condemnation and any changes resulting from approved Alterations; provided, however, that prior to the expiration or termination of this Lease Tenant shall, at Landlord’s request, remove all telephone and other cabling installed in the Building by Tenant and remove from the Premises all Tenant’s personal property and any Trade Fixtures and all Alterations that Landlord has elected to require Tenant to remove as provided in Section 6.1 - Tenant Improvements & Alterations above, and repair any damage caused by such removal.  If such removal is not completed before the expiration or termination of the Term, subject to compliance with applicable Laws, Landlord shall have the right (but no obligation) to remove the same, and Tenant shall pay Landlord on demand for all costs of removal and storage thereof and for the rental value of the Premises for the period from the end of the Term through the end of the time reasonably required for such removal (provided the foregoing shall not apply to minor items left in the Premises, the removal and disposal thereof requiring no more than de minimus costs and effort).  Landlord shall also have the right to retain or dispose of all or any portion of such property if Tenant does not pay all such costs and retrieve the property within ten (10) days after notice from Landlord (in which event title to all such property described in Landlord’s notice shall be transferred to and vest in Landlord).  Tenant waives all Claims against Landlord for any damage or loss to Tenant resulting from Landlord’s removal, storage, retention, or disposition of any such property.  Upon expiration or termination of this Lease or of Tenant’s possession, whichever is earliest, Tenant shall surrender all keys to the Premises or any other part of the Building and shall deliver to Landlord all keys for or make known to Landlord the combination of locks on all safes, cabinets and vaults that may be located in the Premises.  Tenant’s obligations under this Section shall survive the expiration or termination of this Lease.

19.2Holding Over.  If Tenant (directly or through any Transferee or other successor-in-interest of Tenant) remains in possession of the Premises after the expiration or termination of this Lease, Tenant’s continued possession shall be on the basis of a tenancy at the sufferance of Landlord.  No act or omission by Landlord, other than its specific written consent, shall constitute permission for Tenant to continue in possession of the Premises, and if such consent is given or declared to have been given by a court judgment, Landlord may terminate Tenant’s holdover tenancy at any time upon seven (7) days written notice.  In such event, Tenant shall continue to comply with or perform all the terms and obligations of Tenant under this Lease, except that the monthly Base Rent shall be one hundred fifty percent (150%) of the Base Rent payable in the last full month prior to the termination hereof on a per diem basis for each day Tenant remains in possession for the first sixty (60) days of any such holdover period.  Commencing on the sixty first (61st) day, such rate shall be increased to two hundred percent (200%) of the Base Rent payable in the last full month prior to the termination hereof.  Acceptance by Landlord of rent after such termination shall not constitute a renewal or extension of this Lease; and nothing contained in this provision shall be deemed to waive Landlord’s right of re-entry or any other right hereunder or at law.  Tenant shall indemnify, defend and hold Landlord harmless from and against all Claims arising or resulting directly or indirectly from Tenant’s failure to timely surrender the Premises, including (i) any rent payable by or any loss, cost, or damages claimed by any prospective tenant of the Premises, and (ii) Landlord’s damages as a result of such prospective tenant rescinding or refusing to enter into the prospective lease of the Premises by reason of such failure to timely surrender the Premises.

20.ENCUMBRANCES.

20.1Subordination.  This Lease is expressly made subject and subordinate to any mortgage, deed of trust, ground lease, underlying lease or like encumbrance affecting any part of the Project or any interest of Landlord therein which is now existing or hereafter executed or recorded (“Encumbrance”); provided, however, that such subordination shall only be effective, as to future Encumbrances, if the holder of the Encumbrance agrees in writing that this Lease shall survive the termination of the Encumbrance by lapse of time, foreclosure or otherwise so long as Tenant is not in default under this Lease.  Provided the conditions of the preceding sentence are satisfied, Tenant shall execute and deliver to Landlord, within ten (10) Business Days after written request therefor by Landlord and in a form reasonably requested by Landlord, and the holder of any Encumbrance, any additional reasonable documents evidencing the subordination of this Lease with respect to any such Encumbrance and the nondisturbance agreement of the holder of any such Encumbrance, which documents may include customary commercially reasonable terms, such as the agreement of Tenant to provide such holder notice and opportunity to cure any Landlord default under the Lease (including the opportunity to take possession of the Building as provided in the Encumbrance).  If the interest of Landlord in the Building is transferred pursuant to or in lieu of proceedings for enforcement of any Encumbrance (including, without limitation, any judicial foreclosure or foreclosure by a power of sale in a deed of trust), Tenant shall, at the request of the new owner, immediately attorn to, and become the tenant of, the new owner, and this Lease shall continue in full force and effect as a direct lease between the transferee and Tenant on the terms and conditions set forth in this Lease and, at such new owner’s request, shall execute a new lease confirming the lease terms of this Lease.  In furtherance of the foregoing, any such successor to the Landlord shall not be liable for any offsets, defenses, claims, counterclaims, liabilities or obligations of the “landlord” under the Lease accruing prior to the date that such new owner exercises its rights pursuant to the preceding sentence.  Landlord shall use commercially reasonable, good faith efforts to obtain from the current holder of any Encumbrance within thirty (30) days after complete execution of this Lease, a Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) in a commercially reasonable form, evidencing the subordination of this Lease to the Encumbrance, the agreement of the holder of any such Encumbrance to not disturb Tenant upon termination of such Encumbrance so long as no Event of Default exists under the Lease, and the agreement of Tenant to attorn to the holder of such Encumbrance. “Commercially reasonable efforts” of Landlord shall not require Landlord to incur any cost, expense or liability to obtain such agreement, it being agreed that Tenant shall be responsible for any fee or review costs charged by the holder of the subject Encumbrance. The SNDA may include customary commercially reasonable terms, such as the agreement of Tenant to provide the holder of such Encumbrance notice and opportunity to cure any Landlord default under the Lease (including the opportunity to take possession of the Property as provided in the Encumbrance).  Within five (5) Business Days after receipt of the SNDA, Tenant shall execute and deliver the SNDA to Landlord, or provide commercially reasonable written comments to any such SNDA.

20.2Mortgagee Protection.  Tenant agrees to give any holder of any Encumbrance covering any part of the Project (“Mortgagee”), by registered mail, a copy of any notice of default served upon Landlord, provided that prior to such notice Tenant has been notified in writing (by way of notice of assignment of rents and leases, or otherwise) of the address of such Mortgagee.  If Landlord shall have failed to cure such default within thirty (30) days from the effective date of such notice of default, then the Mortgagee shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary to cure such default (including the time necessary to foreclose or otherwise terminate its

Encumbrance, if necessary to effect such cure), and this Lease shall not be terminated so long as such remedies are being diligently pursued.

21.ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS.

21.1Estoppel Certificates.  Within ten (10) Business Days after receipt of a written request therefor, Tenant shall execute and deliver to Landlord, in a form provided by or satisfactory to Landlord, a commercially reasonable statement stating that this Lease is in full force and effect, describing this Lease and any amendments or modifications hereto, acknowledging that this Lease is subordinate or prior, as the case may be, to any Encumbrance and stating any other information Landlord may reasonably request, including the commencement and expiration dates of the Term, the monthly Base Rent, the date to which Rent has been paid, the amount of any security deposit or prepaid rent, whether either party hereto is in default under the terms of the Lease, whether Landlord has completed its construction obligations hereunder (if any), and whether Tenant has accepted the Premises. Any person or entity purchasing, acquiring an interest in or extending financing with respect to the Building shall be entitled to rely upon any such certificate. If Tenant fails to deliver such certificate within five (5)Business Days after Landlord's second written request therefor, Tenant shall be in default of the Lease without further notice and cure period available to Tenant and Tenant shall pay to Landlord, in addition to all other amounts required from Tenant pursuant to this Lease, Ten Thousand Dollars ($10,000.00) for each calendar day that Tenant fails to deliver the required estoppel certificate beginning with the first calendar day immediately following the five (5) Business Days after Landlord's second written request; provided, however, that if Tenant fails to deliver the required estoppel certificate within ten (10) Business Days after Landlord's second written request, the amount that Tenant shall be required to pay to Landlord for such failure, beginning on the first calendar day immediately following the foregoing ten (10) Business Day period, shall increase at the rate of Five Hundred Dollars ($500.00) per calendar day until the required estoppel certificate is delivered to Landlord.

21.2Financial Statements. If requested by a current or prospective lender or mortgagee of Landlord, or a prospective purchaser of, or investor in, all or part of the Building, or if Tenant in in default under the terms and conditions of this Lease or Landlord reasonably and in good faith believes there has been a material adverse change in Tenant’s financial condition, then within thirty (30) days after receipt of a written request from Landlord (but in no event more than once in any consecutive 12-month period during the Term), Tenant shall furnish Landlord with Tenant’s most recent audited financial statements.  If  Tenant’s  financial statements are accessible on line through filings with the United States Securities and Exchange Commission, or any other governmental authority of which Tenant notifies Landlord and Landlord is readily able to access the website of the other governmental authority, Tenant shall not be required to provide the requested financial information.  At Tenant’s request, landlord shall enter into Landlord’s then-standard commercially reasonable confidentiality agreement covering the financial information provided by Tenant pursuant to this Section  21.2.

22.NOTICES.  Any notice, demand, request, consent or approval that either party desires or is required to give to the other party under this Lease shall be in writing and shall be served personally, delivered by messenger or courier service, or sent by U.S. certified mail, return receipt requested, postage prepaid, addressed to the other party at the party’s address for notices set forth in the Basic Lease Information.  Any notice required pursuant to any Laws may be incorporated into, given concurrently with or given separately from any notice required under this Lease.  Notices shall be deemed to have been given and be effective on the earlier of (a)  receipt (or refusal of delivery or receipt); or (b) one (1) day after acceptance by the independent service for delivery, if sent by independent messenger or courier service, or  three (3) days after mailing if sent by mail in accordance with this Section.  Either party may change its address for notices hereunder, effective fifteen (15) days after notice to the other party complying with this Section.  If Tenant sublets the Premises, notices from Landlord shall be effective on the subtenant when given to Tenant pursuant to this Section.

23.ATTORNEYS’ FEES.  In the event of any dispute between Landlord and Tenant in any way related to this Lease, and whether involving contract and/or tort claims, the non-prevailing party shall pay to the prevailing party all reasonable attorneys’ fees and costs and expenses of any type, without restriction by statute, court rule or otherwise, incurred by the prevailing party in connection with any action or proceeding (including any appeal and the enforcement of any judgment or award), whether or not the dispute is litigated or prosecuted to final judgment (collectively, “Fees”).  The “prevailing party” shall be determined based upon an assessment of which party’s major arguments or positions taken in the action or proceeding could fairly be said to have prevailed (whether by compromise, settlement, abandonment by the other party of its claim or defense, final decision, after any appeals, or otherwise) over the other party’s major arguments or positions on major disputed issues. Any Fees incurred in enforcing a judgment shall be recoverable separately from any other amount included in the judgment and shall survive and not be merged in the judgment.  The Fees shall be deemed an “actual pecuniary loss” within the meaning of Bankruptcy Code Section 365(b)(1)(B), and notwithstanding the foregoing, all Fees incurred by either party in any bankruptcy case filed by or against the other party, from and after the order for relief until this Lease is rejected or assumed in such bankruptcy case, will be “obligations of the debtor” as that phrase is used in Bankruptcy Code Section 365(d)(3).

24.QUIET POSSESSION.  Subject to the terms of this Lease, Tenant shall have the quiet possession of the Premises throughout the Term as against any persons or entities lawfully claiming by, through or under Landlord.

25.SECURITY MEASURES.  Landlord may, but shall be under no obligation to, implement security measures for the Building and/or the Project, such as the registration or search of all persons entering or leaving the Project, evacuation of the Project for cause, suspected cause, or for drill purposes and other actions that Landlord deems necessary or appropriate to prevent any threat of property loss or damage, bodily injury or business interruption; provided, however, that such measures shall be implemented in a way as not to materially inconvenience tenants of the Project unreasonably.  If Landlord uses an access card system, Landlord may require Tenant to pay Landlord a deposit for each access card issued to Tenant.  Tenant shall be responsible for any loss, theft or breakage of any such cards, which must be returned by Tenant to Landlord upon expiration or earlier termination of the Lease.  Landlord may retain the deposit for any card not so returned.  Landlord shall at all times have the right to change, alter or reduce any such security services or measures.  Tenant shall cooperate and comply with, and cause Tenant’s Representatives and Visitors to cooperate and comply with, such security measures.  Landlord, its agents and employees shall have no liability to Tenant or its Representatives or Visitors for the implementation or exercise of, or the failure to implement or exercise, any such security measures or for any resulting disturbance of Tenant’s use or enjoyment of the Premises.

                Subject to any applicable Laws, inspection requirements, and the terms and conditions of this Lease, Tenant shall have the right to install an internal security system (“Security System”) within the Premises so long as such Security System is appropriately integrated into any Building security systems, in no event affects or otherwise impacts the functionality, structural integrity or operability of any Building System, any existing Building security systems or the structure of the Building.  In addition to the content of this paragraph, the terms and conditions of Section 6 of this Lease shall govern such installation and removal by Tenant of the Security System (the “Security System Installation”).  The Security System Installation shall be performed by contractors reasonably approved by Landlord, at Tenant’s sole cost and expense.  The size and design of such Security System shall be subject to Landlord’s prior written approval which approval shall not be unreasonably withheld, conditioned or delayed.  Tenant shall be responsible, at its sole cost and expense, for maintaining and repairing Tenant’s Security System in first class condition and repair.  Tenant shall remove the Security System from the Premises, repair any damage caused by the installation, use and/or removal of the Security System from the Premises, and restore any affected areas of the Building to a good condition, at the expiration or earlier termination of this Lease unless Landlord, no less than sixty (60) days prior to the expiration of the Lease (or such shorter reasonable time in the event of an earlier Lease termination) notifies Tenant in writing to surrender the Security System at the time of Tenant’s surrender of the Premises to Landlord hereunder.  If Landlord requires Tenant to so surrender the Security System to Landlord, upon expiration or earlier termination of this Lease, title to the Security System shall pass to Landlord.  Notwithstanding anything to the contrary, Landlord shall not directly or indirectly be liable to Tenant or any other person and Tenant hereby waives any and all claims against and releases Landlord and the Landlord Indemnities from any and all claims arising as a consequence of or related to Tenant’s Security System, or the failure thereof.  The terms of this paragraph are personal to Tenant initially named in this Lease and to an assignee pursuant to an approved Transfer or to a Permitted Transferee in connection with an assignment of this Lease.

26.FORCE MAJEURE.  If either Landlord or Tenant is delayed, interrupted or prevented from performing any of its obligations under this Lease (other than, with respect to Tenant the payment of monetary obligations including Base Rent, Additional Rent, Security Deposit, if any, or any other charge payable by Tenant to Landlord under this Lease), including any non-monetary obligations under the Construction Rider (if any), and such delay, interruption or prevention is due to fire, act of God, governmental act or failure to act, pandemic, health emergency, terrorist act, labor dispute, unavailability of labor or materials or any other cause outside the reasonable control of Landlord or Tenant, then the time for performance of the affected obligations of Landlord or Tenant, as the case may be, shall be extended for a period equivalent to the period of such delay, interruption or prevention.  The inability to pay money shall in no event constitute force majeure.

27.RULES AND REGULATIONS.  Tenant shall be bound by and shall comply with the rules and regulations attached to and made a part of this Lease as Exhibit C to the extent those rules and regulations are not in conflict with the terms of this Lease, as well as any reasonable rules and regulations hereafter adopted by Landlord for all tenants of the Project, upon notice to Tenant thereof (collectively, the “Project Rules”).  Landlord shall not be responsible to Tenant or to any other person for any violation of, or failure to observe, the Project Rules by any other tenant or other person.

28.LANDLORD’S LIABILITY.  The term “Landlord,” as used in this Lease, shall mean only the owner or owners of the Building at the time in question.  In the event of any conveyance of title to the Building, then from and after the date of such conveyance, the transferor Landlord shall be relieved of all liability with respect to Landlord’s obligations to be performed under this Lease after the date of such conveyance.  Notwithstanding any other term or provision of this Lease, the liability of Landlord for its obligations under this Lease is limited solely to Landlord’s interest in the Building as the same may from time to time be encumbered, and no personal liability shall at any time be asserted or enforceable against any other assets of Landlord or against Landlord’s partners or members or its or their respective partners, shareholders, members, directors, officers or managers on account of any of Landlord’s obligations or actions under this Lease.

29.CONSENTS AND APPROVALS.

29.1INTENTIONALLY OMITTED.

29.2No Liability Imposed on Landlord.  The review and/or approval by Landlord of any item or matter to be reviewed or approved by Landlord under the terms of this Lease or any Exhibits or Addenda hereto shall not impose upon Landlord any liability for the accuracy or sufficiency of any such item or matter or the quality or suitability of such item for its intended use.  Any such review or approval is for the sole purpose of protecting Landlord’s interest in the Project, and no third parties, including Tenant or the Representatives and Visitors of Tenant or any person or entity claiming by, through or under Tenant, shall have any rights as a consequence thereof.

30.WAIVERS To the extent permitted by applicable Laws, Landlord and Tenant waive their respective rights to trial by jury of any contract or tort claim, counterclaim, cross-complaint, or cause of action in any action, proceeding, or hearing brought by either party against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Premises, including any claim of injury or damage or the enforcement of any remedy under any current or future law, statute, regulation, code, or ordinance.  Notwithstanding anything to the contrary contained herein, to the extent permitted by Laws, Tenant hereby waives any defense, claim or cause of action based in whole or in part on economic necessity, impracticability, impossibility, changed economic circumstances, frustration of purpose, or similar theories.

31.BROKERS.  Landlord shall pay the fee or commission of the broker or brokers identified in the Basic Lease Information (the “Broker”) in accordance with Landlord’s separate written agreement with the Broker, if any.  Tenant warrants and represents to Landlord that in the negotiating or making of this Lease neither Tenant nor anyone acting on Tenant’s behalf has dealt with any broker or finder who might be entitled to a fee or commission for this Lease other than the Broker. Tenant shall indemnify and hold Landlord harmless from any claim or claims, including costs, expenses and attorney’s fees incurred by Landlord asserted by any other broker or finder for a fee or commission based upon any dealings with or statements made by Tenant or Tenant’s Representatives. Landlord shall indemnify and hold Tenant harmless from any claim any claim or claims, including costs, expenses and attorney’s fees incurred by Tenant asserted by any other broker or finder for a fee or commission based upon any dealings with or statements made by Landlord or Landlord’s Representatives.

32.[RESERVED] .

33.OFAC  Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.

34.ENTIRE AGREEMENT.  This Lease, including the Exhibits and any Addenda attached hereto, and the documents referred to herein, if any, constitute the entire agreement between Landlord and Tenant with respect to the leasing of space by Tenant in the Building, and supersede all prior or contemporaneous agreements, understandings, proposals and other representations by or between Landlord and Tenant, whether written or oral, all of which are merged herein.  Neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the Premises, the Building, the Project or this Lease except as expressly set forth herein, and no rights, easements or licenses shall be acquired by Tenant by implication or otherwise unless expressly set forth herein.  The submission of this Lease for examination does not constitute an option for the Premises and this Lease shall become effective as a binding agreement only upon execution and delivery thereof by and to each party.

35.MISCELLANEOUS.  This Lease may not be amended or modified except by a writing signed by Landlord and Tenant.  Subject to Section 14 - Assignment and Subletting and Section 28 - Landlord’s Liability, this Lease shall be binding on and shall inure to the benefit of the parties and their respective successors, assigns and legal representatives.  The determination that any provisions hereof may be void, invalid, illegal or unenforceable shall not impair any other provisions hereof and all such other provisions of this Lease shall remain in full force and effect.  The unenforceability, invalidity or illegality of any provision of this Lease under particular circumstances shall not render unenforceable, invalid or illegal other provisions of this Lease, or the same provisions under other circumstances.  This Lease shall be construed and interpreted in accordance with the laws (excluding conflict of laws principles) of the State in which the Building is located.  The provisions of this Lease shall be construed in accordance with the fair meaning of the language used and shall not be strictly construed against either party, even if such party drafted the provision in question.  When required by the context of this Lease, the singular includes the plural.  Wherever the term “including” is used in this Lease, it shall be interpreted as meaning “including, but not limited to” the matter or matters thereafter enumerated.  The captions contained in this Lease are for purposes of convenience only and are not to be used to interpret or construe this Lease.  If more than one person or entity is identified as Tenant hereunder, the obligations of each and all of them under this Lease shall be joint and several.  Time is of the essence with respect to this Lease, except as to the conditions relating to the delivery of possession of the Premises to Tenant.  Neither Landlord nor Tenant shall record this Lease.  This Lease may be executed and delivered by facsimile in one or more counterparts, each of which shall constitute one and the same Lease.  If this Lease is signed and delivered in such manner, Landlord and Tenant shall promptly deliver an original signed version to the other.  Any digital image copy of this Lease (to the extent fully executed and delivered) shall be treated by the parties as a true and correct original of the same and admissible as best evidence to the extent permitted by a court of proper jurisdiction.  This Lease may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

THE PARTIES HERETO CONSENT AND AGREE THAT THIS AMENDMENT MAY BE SIGNED AND/OR TRANSMITTED BY FACSIMILE, E-MAIL OF A .PDF DOCUMENT OR USING ELECTRONIC SIGNATURE TECHNOLOGY (E.G., VIA DOCUSIGN OR SIMILAR ELECTRONIC SIGNATURE TECHNOLOGY), AND THAT SUCH SIGNED ELECTRONIC RECORD SHALL BE VALID AND AS EFFECTIVE TO BIND THE PARTY SO SIGNING AS A PAPER COPY BEARING SUCH PARTY'S HAND-WRITTEN SIGNATURE. THE PARTIES FURTHER CONSENT AND AGREE THAT (1) TO THE EXTENT A PARTY SIGNS THIS AMENDMENT USING ELECTRONIC SIGNATURE TECHNOLOGY, BY CLICKING "SIGN", SUCH PARTY IS SIGNING THIS AMENDMENT ELECTRONICALLY, AND (2) THE ELECTRONIC SIGNATURES APPEARING ON THIS AMENDMENT SHALL BE TREATED, FOR PURPOSES OF VALIDITY, ENFORCEABILITY AND ADMISSIBILITY, THE SAME AS HAND-WRITTEN SIGNATURES.

36.AUTHORITY.  Tenant represents that Tenant is a duly organized and validly existing entity, that Tenant has full right and authority to enter into this Lease and that the persons signing on behalf of Tenant are authorized to do so and have the power to bind Tenant to this Lease.  Tenant shall provide Landlord upon request with a board resolution or other evidence reasonably satisfactory to Landlord confirming the foregoing representations.

                  IN WITNESS WHEREOF, Landlord and Tenant have entered into this Lease as of the date first above written.

TENANT: CORSAIR GAMING, INC., a Delaware corporation By:/s/ Andy Paul Name:Andy Paul Title:CEO By:/s/ Michael G. Potter Name:Michael G. Potter Title:CFO	LANDLORD: CAMPUS 237 Owner LLC, a Delaware limited liability company By: /s/ John Hamilton John Hamilton Authorized Signatory

(For corporate entities, signature by TWO corporate officers is required: one by (x) the chairman of the board, the president, or any vice president; and the other by (y) the secretary, any assistant secretary, the chief financial officer, or any assistant treasurer.

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